Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

License, Supply, And Distribution Agreement

Between

Kaken Pharmaceutical Co., Ltd.

and

KalVista Pharmaceuticals, Ltd.

Dated April 8, 2025

-i-

7.2	Joint Steering Committee	31
7.3	Non-Member Attendance	32
7.4	Decision-Making	32
7.5	Resolution of JSC Disputes	33
7.6	No Harmful Actions	34
Article 8 PAYMENTS		34
8.1	Upfront Payment	34
8.2	Supply Price.	35
8.3	Milestone Payments	37
8.4	Other Amounts Payable	38
8.5	No Refunds	38
8.6	Accounting Standards	38
8.7	Payments to Third Parties	38
8.8	Currency; Exchange Rate	38
8.9	Blocked Payments	38
8.10	Late Payments	38
8.11	Financial Records and Audits	40
8.12	Taxes	40
Article 9 CONFIDENTIALITY; PUBLICATION		41
9.1	Duty of Confidence	41
9.2	Confidential Information	41
9.3	Exemptions	42
9.4	Authorized Disclosures	42
9.5	Tax Treatment	44
9.6	Publications	44
9.7	Publicity; Use of Names	45
9.8	Attorney-Client Privilege	46
Article 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		46
10.1	Representations and Warranties of Each Party	46
10.2	Representations and Warranties of KalVista	47
10.3	Representations and Warranties of Kaken	50
10.4	Covenants of KalVista	51
10.5	Covenants of Kaken	52
10.6	NO OTHER WARRANTIES	52
10.7	Compliance with Laws	53
10.8	Limitation on Claims	53

-ii-

Article 11 INDEMNIFICATION		53
11.1	By Kaken	53
11.2	By KalVista	53
11.3	Indemnification Procedure	53
11.4	Insurance	54
Article 12 INTELLECTUAL PROPERTY		54
12.1	Inventions	54
12.2	CREATE Act	55
12.3	Third Party In-Licenses	55
12.4	Data Exchange and Use	56
12.5	Patent Prosecution	56
12.6	Patent Enforcement	57
12.7	Infringement of Third Party Rights	58
12.8	Patent Listings	59
12.9	Patent Term Extensions	59
12.10	Patent Marking	59
Article 13 TERM AND TERMINATION		59
13.1	Term	59
13.2	Termination	59
13.3	Effect of Termination	62
13.4	Survival	66
13.5	Termination Not Sole Remedy	66
Article 14 DISPUTE RESOLUTION		66
14.1	General	66
14.2	Negotiation; Escalation	66
14.3	Arbitration	66
14.4	Injunctive Relief	66
14.5	Confidentiality	66
Article 15 MISCELLANEOUS		67
15.1	Assignment	67
15.2	LIMITATION OF LIABILITY	67
15.3	Severability	67
15.4	Notices	67
15.5	Governing Law	68
15.6	Force Majeure	68
15.7	Entire Agreement; Amendments	69

-iii-

15.8	Headings	69
15.9	Independent Contractors	69
15.10	Performance by Affiliates	69
15.11	Waiver	69
15.12	Waiver of Rule of Construction	69
15.13	Cumulative Remedies	69
15.14	Business Day Requirements	70
15.15	Further Actions	70
15.16	Construction	70
15.17	Language; Translations	70
15.18	Counterparts	70

Schedules

Schedule 1.98	Licensed Compound
Schedule 1.100	Licensed Patent Rights
Schedule 6.3	Baseball Arbitration
Schedule 9.7.1	Press Release

-iv-

License, SUPPLY, and Distribution AGREEMENT

This License, Supply, and Distribution Agreement (this “Agreement”) is made as of April 8, 2025 (the “Effective Date”) by and between KalVista Pharmaceuticals, Ltd., a United Kingdom limited company (“KalVista”), having a place of business at Porton Science Park, Bybrook Road, Porton Down, Wiltshire, SP4 0BF, United Kingdom, and Kaken Pharmaceutical Co., Ltd., a Japanese corporation organized under the laws of Japan (“Kaken”), having a place of business at 28-8, Honkomagome 2-chome, Bunkyo-ku, Tokyo 113-8650, Japan. KalVista and Kaken are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, KalVista is a biopharmaceutical company engaged in the Development, Manufacture, and Commercialization of medicines for the treatment of rare diseases, including a proprietary compound internally designated as Sebetralstat;

WHEREAS, KalVista Controls certain Know-How and Patent Rights relating to Sebetralstat;

WHEREAS, Kaken is a pharmaceutical company engaged in the Development, Manufacture and Commercialization of pharmaceutical products in the Territory;

WHEREAS, KalVista is seeking a partner to Commercialize the Licensed Product in the Field in the Territory, and Kaken desires to acquire rights to Commercialize the Licensed Product in the Field in the Territory, in each case, upon the terms and conditions set forth herein; and

WHEREAS, KalVista desires to grant to Kaken, and Kaken desires to receive from KalVista, an exclusive right and license under the Licensed Technology to Commercialize the Licensed Product in the Field in the Territory, in each case, upon the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below, whether used in the singular or plural:

1.1.
“Accounting Standards” means GAAP, JGAAP or IFRS (as applicable to a Party).
1.2.
“Active Ingredient” means clinically active material that provides pharmacological effect in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).
1.3.
“Additional Development” has the meaning set forth in Section 4.1.3 (Additional Development).
1.4.
“Affiliates” of a Person means any other Person that (directly or indirectly) is controlled by, controls, or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity. For all purposes of this Agreement, KalVista will not be an Affiliate of Kaken or any of Kaken’s Affiliates.
1.5.
“Agreement” has the meaning set forth in the Preamble.
1.6.
“Alliance Manager” has the meaning set forth in Section 7.1 (Alliance Managers).
1.7.
“Anti-Corruption Laws” means any local and other anti-corruption laws, including the provisions of the United States Foreign Corrupt Practices Act, as amended.
1.8.
“Anti-Social Forces” means: (a) an organized crime group, a member of an organized crime group, a related company or association of an organized crime group, and any other equivalent person; or (b) a person who, themselves or through the use of Third Parties, conducts a demand with violence, an unreasonable demand beyond its legal entitlement, use of intimidating words or actions, damages the credit, or obstructs the business of the other party by spreading false rumors or by the use of fraudulent, or any other equivalent actions.
1.9.
“Applicable Law” means collectively all laws, rules, regulations, ordinances, decrees, judicial and administrative orders, notices, and guidelines (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party, including all Anti-Corruption Laws.
1.10.
“Approved Labeling” means, with respect to a Licensed Product: (a) the Regulatory Authority-approved full prescribing information for such Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product.
1.11.
“Arising Know-How” means any Know-How developed or invented during the Term by a Party’s or its Affiliates’, licensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to a Party or any Affiliate of a Party, either alone or jointly with the other Party’s or its Affiliates’, licensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to the other Party or any Affiliate of the other Party, in each case, in the performance of activities under this Agreement or any activities related to the Exploitation of the Licensed Product inside of the Territory.
1.12.
“Arising Patent Right” means any Patent Right that (a) has a priority date after the Effective Date; and (b) Covers any Invention included in the Arising Know-How.
1.13.
“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts (USA) or Tokyo, Japan are required by Applicable Law to remain closed.
1.14.
“Buyers” has the meaning set forth in Section 1.115 (Net Sales).

1.15.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.
1.16.
“Calendar Year” means each twelve (12)-month period commencing on January 1.
1.17.
“cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the equivalent Applicable Law in any relevant country or region, each as may be amended and applicable from time to time.
1.18.
“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.
1.19.
“Clinical Trial” means any clinical trial in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of a CTA or MAA, or other similar marketing application, whether prior to or after receipt of Regulatory Approval for a pharmaceutical or biologic product.
1.20.
“CMO” means a contract manufacturing organization.
1.21.
“Commercialization” means any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a pharmaceutical product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical product regarding the foregoing, including seeking any required Reimbursement Approval, but excluding activities directed to Manufacturing, Development, or Post-Marketing Activities. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.
1.22.
“Commercially Reasonable Efforts” means, with respect to the Exploitation of a Licensed Product by a Party, those efforts and resources [*].
1.23.
“Competitive Product” means [*].
1.24.
“Confidential Information” means, subject to Section 9.3 (Exemptions), (a) Know-How and any other technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Nondisclosure Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.
1.25.
“Contract MR” means medical representatives (“MR”) that belong to a CSO and work by being dispatched by the CSO to Kaken and acting as if they were an MR of Kaken under Kaken’s command and control, in accordance with a dispatch contract entered into between the CSO and Kaken.
1.26.
“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, right of reference, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((i) and (ii)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right of reference, right to use, licenses, or sublicense and without being required to make any payment to any Third Party, other than payment obligations related to KalVista In-Licensed Rights in accordance with Section 12.3.3 (Third Party IP Agreements) and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to the licenses granted under this Agreement) to grant an exclusive license or sublicense of Patent Rights that Cover such product or proprietary Know-How that is used in connection with the Exploitation of such product. Notwithstanding the foregoing [*].
1.27.
“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.
1.28.
“CPI” means with respect to KalVista, the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States.
1.29.
“CREATE Act” has the meaning set forth in Section 12.2 (CREATE Act).
1.30.
“CRO” means a contract research organization.
1.31.
“CSO” means a contract sales organization.
1.32.
“CTA” means: (a) with respect to Japan, a common technical document filed with the MHLW; (b) with respect to the U.S., an Investigational New Drug application required pursuant to 21 C.F.R. Part 312; (c) any foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions, as applicable; and (d) all supplements and amendments that may be filed with respect to the foregoing.
1.33.
“Debarred/Excluded” means any Person becoming debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded, or having previously been excluded, from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.
1.34.
“Default” has the meaning set forth in Section 13.2.2 (Termination for Cause).
1.35.
“Default Notification” has the meaning set forth in Section 13.2.2 (Termination for Cause).
1.36.
“Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies (including CMC studies), non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, Post-Marketing Activities, or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion) other than Post-Marketing Activities, including Clinical Trials initiated following the receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or Indication. “Develop,” “Developing,” and “Developed” will be construed accordingly.
1.37.
“Disclosing Party” has the meaning set forth in Section 9.1.1 (Duty of Confidence).
1.38.
“Dispute” has the meaning set forth in Section 14.1 (Dispute Resolution; General).
1.39.
“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.
1.40.
“DRI Agreement” means the Purchase and Sale Agreement, dated November 4, 2024, by and between KalVista Pharmaceuticals Limited, DRI Healthcare Acquisitions LP, and, solely for the purposes of the Guarantor Provisions (as defined in the DRI Agreement), KalVista Pharmaceuticals, Inc.
1.41.
“Effective Date” has the meaning set forth in the Preamble.
1.42.
“Excused Reason” has the meaning set forth in Section 13.2.4 (Cessation of Commercialization).
1.43.
“Executive Officers” has the meaning set forth in Section 7.4.2 (Decisions of the JSC).
1.44.
“Exploit” means to make, use, offer to sell, sell, Develop, Manufacture, Commercialize, or otherwise exploit. “Exploitation” will be construed accordingly.
1.45.
“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.46.
“FDA” means the United States Food and Drug Administration or any successor entity thereto having essentially the same function.
1.47.
“Field” means all therapeutic or prophylactic uses for human diseases.
1.48.
“First Commercial Sale” means, with respect to a Licensed Product or Generic Product (as applicable) in any country, the first sale of such Licensed Product or Generic Product (as applicable) to a Third Party for distribution, use, or consumption in such country after receipt of Regulatory Approvals for such Licensed Product in such country. First Commercial Sale excludes any sale or other distribution of a Licensed Product for use in a Clinical Trial or other Development activity, expanded access programs, compassionate sales or use programs (including named patient programs or single patient programs), or indigent programs, in each case, to the extent that Seller does not invoice or receive amounts therefor.
1.49.
“First NHI Price” means [*].
1.50.
“FTE” means the equivalent of the work of one (1) duly qualified employee of KalVista full time for one (1) year (consisting of a total of [*]) carrying out Development or Manufacturing, Post-Marketing Activities, or other scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by KalVista for one (1) individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [*] per Calendar Year.
1.51.
“FTE Rate” means the amount for an FTE per Calendar Year, which for the Calendar Year ending on December 31, 2025 will be [*] per FTE, pro-rated for the period beginning on the Effective Date and ending on December 31, 2025. Beginning on January 1, 2026 and on January 1 of each subsequent Calendar Year during the Term, each FTE Rate is subject to annual adjustment by the percentage increase or decrease in the applicable CPI comparing the levels of the applicable CPI as of December 31 of the two (2) most recently completed Calendar Years.
1.52.
“Fully Burdened Manufacturing Cost” means, [*].
1.53.
“GAAP” means United States generally accepted accounting principles, consistently applied.
1.54.
“GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2013) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.55.
“Generic Launch Quarter” means, with respect to a Generic Product in the Territory by reference to a particular Licensed Product for one (1) or more Indications in the Territory, the Calendar Quarter in which the First Commercial Sale of the applicable Generic Product occurred following receipt of all necessary Regulatory Approvals and Reimbursement Approvals from the applicable Regulatory Authorities to market and sell such Generic Product as a pharmaceutical product for one (1) or more Indications included in the Approved Labeling for such Licensed Product in the Territory.
1.56.
“Generic Product” means, with respect to a particular Licensed Product in the Territory, a drug product that (a) contains the same Active Ingredient, with the same chemical structure, as the applicable Licensed Product and in the same dosage and route of administration as the applicable Licensed Product; (b) is approved by the PMDA pursuant to an abbreviated new drug application (ANDA) and relies on or receives Regulatory Approval through the use of data included in the Regulatory Submissions for such Licensed Product and is categorized by the applicable Regulatory Authority in the Territory to be bioequivalent to such Licensed Product; (c) has received all necessary Regulatory Approvals and Reimbursement Approvals from such Regulatory Authorities in the Territory to market and sell such product as a pharmaceutical product for any of the Indications included in the Approved Labeling for such Licensed Product; and (d) is sold or marketed for sale in the Territory by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee, or Third Party Distributor of Kaken or any of its Affiliates or Sublicensees with respect to such Licensed Product.
1.57.
“Global Brand Elements” has the meaning set forth in Section 6.8.1 (Global Brand Elements).
1.58.
“Global Brand Strategy” has the meaning set forth in Section 6.3 (Marketing Plans).
1.59.
“GLP” means all applicable good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Law in the Territory, each as may be amended and applicable from time to time.
1.60.
“Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body). Governmental Authorities include all Regulatory Authorities.
1.61.
“GQP” means Good Quality Practice, which refers to the framework of standards and operational requirements that ensure the quality assurance and proper management of pharmaceutical products, including, as applicable, as set forth in the then-current good quality practice standards promulgated or endorsed by the MHLW, as defined in Ministerial Ordinance No. 136, 2004 (Ministerial Ordinance on Standard for Quality Assurance for Drugs, Quasi-drugs and Cosmetics and Medical Devices), and the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.
1.62.
“HAE” means hereditary angioedema.
1.63.
“HAE-A” means the treatment of acute HAE attacks. For the avoidance of doubt, HAE-A does not include long-term prophylaxis for HAE.

1.64.
“IFRS” means International Financial Reporting Standards, consistently applied.
1.65.
“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).
1.66.
“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).
1.67.
“Indication” means a separate and distinct disease, disorder, or medical condition [*].
1.68.
“Initial Term” means, on a Licensed Product-by-Licensed Product basis, the period commencing on the First Commercial Sale of a Licensed Product in the Territory and ending on the latest of (a) the expiration of the last Valid Claim of the Licensed Patent Rights or Joint Arising Patent Rights, including those set forth in Schedule 1.100 (Licensed Patent Rights) as of the Effective Date, Covering the composition of matter or method of use of such Licensed Product or the Manufacture, use, Commercialization, or importation of such Licensed Product in the Territory ((a), the “Valid Claim Expiration”); (b) the expiration of any Regulatory Exclusivity for such Licensed Product in the Territory; or (c) the date on which ten (10) years have passed from the First Commercial Sale of the Licensed Product in the Territory.
1.69.
“Initial Term Price” has the meaning set forth in Section 8.2.2 (After Receipt of the First NHI Price).
1.70.
“Invention” means any new and useful process, manufacture, or composition of matter, know-how, or other invention that is conceived and first reduced to practice, constructively or actually, by either Party or jointly by the Parties in connection with the performance of activities under this Agreement.
1.71.
“JGAAP” means Japanese generally accepted accounting principles, consistently applied.
1.72.
“Joint Arising Know-How” means any Arising Know-How developed or invented jointly by a Party’s or its Affiliates’, licensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Arising Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Arising Know-How to such Party or any Affiliate of such Party, on the other hand.
1.73.
“Joint Arising Patent Rights” means all Arising Patent Rights that Cover Joint Arising Know-How.
1.74.
“Joint Arising Technology” means the Joint Arising Know-How and the Joint Arising Patent Rights.
1.75.
“JSC” has the meaning set forth in Section 7.2.1 (Formation and Purpose of JSC).
1.76.
“Kaken” has the meaning set forth in the Preamble.
1.77.
“Kaken Arising Know-How” has the meaning set forth in Section 12.1.1 (Ownership).
1.78.
“Kaken Arising Patent Rights” has the meaning set forth in Section 12.1.1 (Ownership).

1.79.
“Kaken Arising Technology” means the Kaken Arising Know-How and the Kaken Arising Patent Rights.
1.80.
“Kaken Identified Rights” has the meaning set forth in Section 12.3.2 (Kaken Identified Rights).
1.81.
“Kaken Indemnitee(s)” has the meaning set forth in Section 11.2 (Indemnification; By KalVista).
1.82.
“Kaken Know-How” means all Know-How, other than Joint Arising Know-How, that is (a) Controlled by Kaken or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or actually used by or on behalf of Kaken to Exploit the Licensed Product, including Kaken Arising Know-How.
1.83.
“Kaken Patent Rights” means all Patent Rights, other than the Joint Arising Patent Rights, that are (a) Controlled by Kaken or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) or actually practiced by or on behalf of Kaken to Exploit the Licensed Product, including all Kaken Arising Patent Rights.
1.84.
“Kaken Sublicense or Subcontract Agreement” has the meaning set forth in Section 2.4 (Terms of Sublicense and Subcontractor Agreements).
1.85.
“Kaken Technology” means the Kaken Know-How and Kaken Patent Rights.
1.86.
“Kaken Vendors” means Subcontractors engaged by Kaken to perform any services related to designing and producing promotional materials, programs or other tools, providing a web platform or media for promotion, conducting market research, consulting services, transport or delivery services, or any other services supporting or assisting the Commercialization conducted by Kaken with respect to the Licensed Products.
1.87.
“KalVista” has the meaning set forth in the Preamble.
1.88.
“KalVista Arising Know-How” has the meaning set forth in Section 12.1.1 (Ownership).
1.89.
“KalVista Arising Patent Rights” has the meaning set forth in Section 12.1.1 (Ownership).
1.90.
“KalVista Arising Technology” has the meaning set forth in Section 12.1.1 (Ownership).
1.91.
“KalVista Identified Rights” has the meaning set forth in Section 12.3.1 (KalVista Identified Rights).
1.92.
“KalVista Indemnitee(s)” has the meaning set forth in Section 11.1 (Indemnification; By Kaken).
1.93.
“KalVista In-Licensed Rights” has the meaning set forth in Section 12.3.3 (Third Party IP Agreements).
1.94.
“KalVista JP” means KalVista Pharmaceuticals Japan Co., Ltd., with an address of Marunouchi Eiraku Building 26th Floor, 1‑4‑1 Marunouchi, Chiyoda‑ku, 100‑0005 Tokyo, Japan as an Affiliate of KalVista.

1.95.
“KalVista Prosecuted Patent Rights” has the meaning set forth in Section 12.5.1(a) (Right to Prosecute).
1.96.
“Know-How” means any proprietary information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, Inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable, or otherwise).
1.97.
“Knowledge” means the actual knowledge, without any inquiry or investigation, of (a) with respect to KalVista, [*], Chief Executive Officer, [*], Chief Development Officer, [*], Chief Financial Officer, [*], Chief Medical Officer, [*], Chief Commercial Officer, [*], Chief Operating Officer, [*], Senior Vice President of Development, [*], Senior Vice President of Regulatory Affairs and Quality Assurance, [*], Senior Vice President of Corporate Development, and [*], General Counsel; and (b) with respect to Kaken, [*], General Manager, Legal Affairs and Intellectual Property.
1.98.
“Licensed Compound” means Sebetralstat, as further detailed in Schedule 1.98 (Licensed Compound), including [*].
1.99.
“Licensed Know-How” means all Know-How, including Arising Know-How, that is (a) Controlled by KalVista or any of its Affiliates as of the Effective Date or any time thereafter during the Term; and (b) (i) necessary, (ii) actually used by KalVista or any of its Affiliates; or (iii) otherwise disclosed to Kaken in writing for use in the performance of activities under this Agreement, in each of cases (i)-(iii) above, to Commercialize the Licensed Product in the Field in the Territory.
1.100.
“Licensed Patent Rights” means all Patent Rights, including any Patent Rights that Cover any Invention jointly developed by or on behalf of each Party in the performance of activities under this Agreement and any other Arising Patent Rights, that are (a) Controlled by KalVista or any of its Affiliates as of the Effective Date or any time thereafter during the Term; and (b) (i) necessary or actually used by KalVista or any of its Affiliates for the Commercialization of the Licensed Product in the Field in the Territory; or (ii) otherwise Cover any Licensed Know-How. Schedule 1.100 (Licensed Patent Rights) includes the Licensed Patent Rights that are owned or exclusively licensed by KalVista in the Territory as of the Effective Date.
1.101.
“Licensed Product” means any and all pharmaceutical or biologic products containing the [*]. For the avoidance of doubt, a Licensed Product [*].
1.102.
“Licensed Technology” means Licensed Know-How and Licensed Patent Rights.
1.103.
“Loss of Market Exclusivity” means a condition where, with respect to a particular Licensed Product in the Territory in the Field: (a) one (1) or more Generic Products are being marketed or sold by a Third Party; and (b) [*] (the “Supply Price Reduction Trigger”).

1.104.
“Losses” means damages, debts, obligations, and other liabilities, losses, claims, taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, or expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants, and other experts, and other expenses of litigation).
1.105.
“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.
1.106.
“Marketing Authorization Application” or “MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto), including, in the Territory, a new drug application filed with the PMDA and approved by the MHLW.
1.107.
“Marketing Plan” has the meaning set forth in Section 6.3 (Marketing Plans).
1.108.
“Marketing Year” means each twelve (12)-month period commencing on April 1.
1.109.
“MHLW” means the Ministry of Health, Labour, and Welfare, otherwise referred to as “Koro-Sho,” or any successor entity thereto having essentially the same function.
1.110.
“Milestone Events” means Regulatory Milestone Events and Sales Milestone Events.
1.111.
“Milestone Payments” means Regulatory Milestone Payments and Sales Milestone Payments.
1.112.
“Minimum Sales Default” has the meaning set forth in Section 13.2.2 (Termination for Cause).
1.113.
“Minimum Sales Target” has the meaning set forth in Section 6.3 (Marketing Plans).
1.114.
“MR” has the meaning set forth in Section 1.25 (Contract MR).
1.115.
“Net Sales” means with respect to a Licensed Product, [*].
1.116.
“New Supply Price” has the meaning set forth in Section 8.2.4 (Revision of the NHI Price).
1.117.
“NHI Price” means, with respect to a Licensed Product, [*].
1.118.
“NHI Price Renewal Effective Date” has the meaning set forth in Section 8.2.4 (Revision of the NHI Price).

1.119.
“Nondisclosure Agreement” means that certain Mutual Non-Disclosure Agreement, dated June 26, 2023 (as extended on May 9, 2024 and December 27, 2024) by and between KalVista and Kaken.
1.120.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.
1.121.
“Party” or “Parties” has the meaning set forth in the Preamble.
1.122.
“Patent Challenge” has the meaning set forth in Section 13.2.3 (Termination for Patent Challenge).
1.123.
“Patent Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Patent Right; and (b) maintaining any Patent Right; and (c) defending against any adversarial proceedings relating to the activities described in libs (a) or (b) above such as an opposition, and any equivalent action alleging invalidity or unenforceability.
1.124.
“Patent Rights” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.
1.125.
“Paying Party” has the meaning set forth in Section 8.12.2 (Tax Cooperation).
1.126.
“Performance Targets” has the meaning set forth in Section 6.3 (Marketing Plans).
1.127.
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.
1.128.
“PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan or any successor thereto that conducts scientific reviews of marketing authorization applications for pharmaceuticals and monitoring of their post-marketing safety in Japan.
1.129.
“PMD Act” means the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices (Act No. 145 of August 10, 1960).
1.130.
“Post-Marketing Activities” means post marketing surveillance, post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in the Field in the Territory.
1.131.
“Pre-Approval Price” has the meaning set forth in Section 8.2.1 (Prior to First NHI Price).
1.132.
“Product Infringement” has the meaning set forth in Section 12.6.1 (Patent Enforcement; Notice).

1.133.
“Product Marks” has the meaning set forth in Section 6.8.2 (Product Marks in the Territory).
1.134.
“Promotional Materials” means all written, printed, graphic, electronic, audio, or video matter, including journal advertisements, sales visual aids, leave behind items, formulary binders, reprints, direct mail, direct-to consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other like items), in each case, created by a Party or on its behalf and used or intended for use in connection with any marketing or promotion of a Licensed Product in the Field to the extent permitted by all Applicable Laws and the terms of all applicable Regulatory Approvals in the Territory.
1.135.
“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.
1.136.
“Publication” has the meaning set forth in Section 9.6 (Publications).
1.137.
“Publication and Communication Strategy” has the meaning set forth in Section 9.6 (Publications).
1.138.
“PVA” means the meaning set forth in Section 3.3.2 (Pharmacovigilance (PV) Agreement).
1.139.
“Quality Agreement” means the quality agreement to be executed with the Supply Agreement.
1.140.
“Receiving Party” has the meaning set forth in Section 9.1.1 (Duty of Confidence).
1.141.
“Recipient” has the meaning set forth in Section 8.12.2 (Tax Cooperation).
1.142.
“Regulatory Activities” has the meaning set forth in Section 3.1.1 (In the Territory).
1.143.
“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.
1.144.
“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including granting Regulatory Approval or Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, including the FDA, PMDA, MHLW, and any corresponding national or regional regulatory authorities.
1.145.
“Regulatory Exclusivity” means, with respect to a particular Licensed Product in the Field in the Territory, any exclusive data or marketing rights conferred by a Regulatory Authority with respect to such Licensed Product, excluding any rights conferred by or based on any Patent Rights.

1.146.
“Regulatory Milestone Events” has the meaning set forth in Section 8.3.1 (Regulatory Milestone Events and Payments).
1.147.
“Regulatory Milestone Payment” has the meaning set forth in Section 8.3.1 (Regulatory Milestone Events and Payments).
1.148.
“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of Developing, Manufacturing, or Commercializing a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all substantive correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any substantive meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all CTAs, MAAs, and other applications for Regulatory Approval and Reimbursement Approvals and each of their equivalents.
1.149.
“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory, including reimbursement pricing approval by MHLW under the NHI system.
1.150.
“Review Period” has the meaning set forth in Section 9.6 (Publications).
1.151.
“Revised NHI Price” has the meaning set forth in Section 8.2.4 (Revision of the NHI Price).
1.152.
“Royalty Monetization Partner” means [*].
1.153.
“Sales Milestone Event” has the meaning set forth in Section 8.3.2 (Sales Milestone Events and Payments).
1.154.
“Sales Milestone Payment” has the meaning set forth in Section 8.3.2 (Sales Milestone Events and Payments).
1.155.
“Seller” has the meaning set forth in Section 1.115 (Net Sales).
1.156.
“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CROs, CMOs and CSOs).
1.157.
“Sublicensee” means a Third Party that has received a license or other right under the Licensed Technology in accordance with Section 2.2 (Sublicensees) but shall not include any Subcontractor.
1.158.
“Supply Agreement” has the meaning set forth in Section 5.1.1 (Commercial Supply).
1.159.
“Supply Price” has the meaning set forth in Section 5.1.2 (Supply Price).
1.160.
“Supply Price Reduction Trigger” has the meaning set forth in Section 1.103 (Loss of Market Exclusivity).

1.161.
“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add taxes (“VAT”).
1.162.
“Term” has the meaning set forth in Section 13.1 (Term).
1.163.
“Termination Date” has the meaning set forth in Section 13.3.1 (Licenses).
1.164.
“Territory” means Japan.
1.165.
“Territory Sponsor” means, with respect to a Clinical Trial for a Licensed Product to be conducted at sites in the Territory, the Party that holds the CTA from the applicable Regulatory Authority in the Territory for such Clinical Trial in its name.
1.166.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.167.
“Third Party Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise).
1.168.
“Third Party Distributor” means any Third Party that purchases Licensed Product from Kaken or its Affiliates, takes title to such Licensed Product, and distributes such Licensed Product directly to customers, but does not Develop or Manufacture any Licensed Product and does not make any royalty, profit-share, or other payment to Kaken or its Affiliates, other than payment for the purchase of Licensed Product for resale.
1.169.
“Third Party IP Agreement” has the meaning set forth in Section 12.3.3 (Third Party IP Agreements).
1.170.
“True-Up Payment” has the meaning set forth in Section 8.2.3 (True-Up).
1.171.
“United States” or “U.S.” means the United States of America and its territories and possessions.
1.172.
“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).
1.173.
“Valid Claim” means: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or unenforceable by a patent office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) subject to the proviso, a pending claim of an unissued, pending patent application that has not been pending for more than [*] of such application, provided that notwithstanding the foregoing, if such pending claim has been pending for more than [*] (meaning such claim is no longer “Valid Claim”) subsequently becomes an issued and unexpired patent, then the claim for such patent shall become a “Valid Claim” again.
1.174.
“Valid Claim Expiration” has the meaning set forth in Section 1.68 (Initial Term).
1.175.
“VAT” has the meaning set forth in Section 1.161 (Tax).
1.176.
“VAT Credit” has the meaning set forth in Section 8.12.5 (VAT Credits).

Article 2

LICENSES

2.1.
License Grants to Kaken. Subject to the terms of this Agreement, KalVista hereby grants to Kaken an exclusive (subject to KalVista’s retained rights set forth in Section 2.6 (Retained Rights)), royalty-bearing license, with the right to grant sublicenses to Sublicensees solely in accordance with Section 2.2 (Sublicensees), under the Licensed Technology to Commercialize the Licensed Products in the Field in the Territory, including the right to ship, store, and freight the Licensed Product for such Commercialization during the Term.
2.2.
Sublicensees.
2.2.1.
Right to Sublicense. Kaken shall have the right to grant sublicenses of the rights granted under Section 2.1 (License Grants to Kaken) with respect to the Territory to Sublicensees, other than Subcontractors, only with KalVista’s prior written consent. Kaken shall, within thirty (30) days of the execution of an agreement under which Kaken grants any such sublicense, provide KalVista with a copy of such sublicense agreement between Kaken and any Sublicensee, in each case, which agreement may be redacted by Kaken as necessary to protect any sensitive information.
2.3.
Subcontractors.
2.3.1.
Right to Subcontract. Subject to the terms of this Agreement, including this Section 2.3.1 (Right to Subcontract), Kaken will have the right to engage one or more Subcontractors to perform Kaken’s applicable obligations or exercise Kaken’s applicable rights under this Agreement, provided that Kaken will not engage any Subcontractors (other than any Contract MR or Kaken Vendors) that are Commercializing a Competitive Product. Prior to the engagement of any Subcontractor (other than any Contract MR) in which Kaken intends to disclose KalVista’s Confidential Information to such Subcontractor, Kaken will provide KalVista with notice of and will obtain KalVista’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to such proposed Subcontractor. If KalVista has a reasonable concern that the engagement of such Subcontractor will have a material adverse impact on KalVista’s or its Affiliates’ ability to comply with its obligations under this Agreement in the Territory, including to comply with Applicable Law or other requirements of Regulatory Authorities in the Territory, then KalVista shall inform Kaken thereof no later than [*] after receipt of such notice from Kaken and the Parties will discuss to address KalVista’s concern. In the absence of such notice by KalVista within such [*], Kaken may engage such Subcontractor subject to this Section 2.3.1 (Right to Subcontract). For clarity, except as otherwise set forth herein, Kaken may freely engage (a) any Contract MR in any circumstances; and (b) Kaken Vendors solely to the extent Kaken will not disclose KalVista’s Confidential Information to such Kaken Vendors. Any termination or expiration of this Agreement will cause Kaken to terminate each agreement with any Subcontractor to the extent such agreement solely relates to the performance of Kaken’s applicable obligations or exercise of Kaken’s applicable rights under this Agreement.

2.3.2.
Kaken Audits of Subcontractors. In the event Kaken audits any Subcontractor, Kaken will provide any quality oversight or audit reports from audits that Kaken (or its agent) has conducted on any Subcontractors that Kaken engages to perform its obligations or exercise its rights under this Agreement to the extent such reports are relevant to such Subcontractors’ performance of such obligations or exercise of such rights no later than ten (10) Business Days after receiving or preparing, as applicable, any such report.
2.3.3.
Responsibility for Subcontractors. Kaken will require that all Subcontractors perform the activities that they are engaged to perform in accordance with GLP, cGMP and GCP, as applicable, and otherwise in compliance with this Agreement and Applicable Law in the Territory.
2.4.
Terms of Sublicense and Subcontractor Agreements. Each sublicense or subcontractor agreement with a Sublicensee or Subcontractor (“Kaken Sublicense or Subcontract Agreement”) shall be consistent with the terms and conditions of this Agreement. Notwithstanding the engagement of any Subcontractor or grant of any Sublicense, Kaken will remain primarily liable to KalVista for the performance of all of its obligations under, and Kaken’s compliance with, all provisions of this Agreement. Kaken will be fully responsible and liable for any breach of the terms of this Agreement by any of its Subcontractors or Sublicensees to the same extent as if Kaken itself has committed any such breach, and will terminate promptly the agreement with any Subcontractor or Sublicensee if such Subcontractor or Sublicensee, as applicable, materially breaches any of its material obligations under such agreement and does not cure such breach in a timely manner. Without limiting the foregoing, each Kaken Sublicense or Subcontract Agreement shall be in writing and include the following terms and conditions:
(a)
the Sublicensee or Subcontractor shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in (i) Article 9 (Confidentiality; Publication), (ii) if applicable, the Milestone Event reporting obligations set forth under Section 8.2 (Milestone Payments), Section 8.11 (Financial Records and Audits), and (iii) the intellectual property provisions set forth in Article 12 (Intellectual Property); provided that the duration of such obligations under Article 9 may be limited to a reasonable period agreed between Kaken and such Subcontractor that are equivalent to that agreed in other similar agreements with the Subcontractor;
(b)
the Sublicensee or Subcontractor shall not have any right to grant further sublicenses under the Licensed Technology;
(c)
the Sublicensee or Subcontractor shall not have any right to prosecute, maintain or enforce any Licensed Patent Rights;
(d)
the Sublicensee or Subcontractor shall assign or grant a sublicensable license back to Kaken of all other Know-How and Patent Rights developed, invented, or filed (as applicable) by or on behalf of the Sublicensee or Subcontractor in the performance of activities under each Kaken Sublicense or Subcontract Agreement that are necessary to Exploit the Licensed Product (such that Kaken Controls such Know-How and Patent Rights for the purposes of this Agreement); and

(e)
the Sublicensee shall not Exploit any Competitive Product in the Territory independently or for or with any other Third Party.
2.5.
License Grants to KalVista. Subject to the terms of this Agreement, Kaken hereby grants to KalVista (a) a non-exclusive, perpetual, irrevocable, royalty-free license, with the right to grant sublicenses through multiple tiers, under the Kaken Technology to (i) perform Development and Manufacturing activities for the Licensed Product inside the Territory; and (ii) Exploit the Licensed Product outside of the Territory during the Term; and (b) a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to use the Kaken Arising Technology as necessary to Exploit Licensed Products.
2.6.
Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Licensed Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to Kaken by KalVista under this Agreement are hereby retained by KalVista, including the right (on behalf of itself and its licensees, other than Kaken) to (a) Manufacture the Licensed Product both inside and outside the Territory, (b) perform Development activities for the Licensed Product both inside and outside the Territory, (c) perform KalVista’s other obligations and exercise KalVista’s rights under this Agreement, and (d) otherwise Exploit the Licensed Product outside of the Territory. Kaken will not practice the Licensed Technology other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing.
2.7.
Exclusivity Covenant. During the applicable period during the Term, Kaken will not, and will ensure that its Affiliates and Sublicensees do not, independently or for, with, or through any Third Party, Commercialize any Competitive Product (or license or otherwise authorize any Third Party to do any of the foregoing) or grant rights to any Third Party rights to Commercialize any Competitive Product, in each case, in the Territory.

Article 3

REGULATORY

3.1.
Regulatory Responsibilities.
3.1.1.
In the Territory. Subject to the oversight of the JSC and the terms of this Agreement, during the Term, KalVista will be responsible for and have sole control over and decision-making authority with respect to, [*] seeking, holding, and maintaining all Regulatory Approvals for the Licensed Product in the Territory in its name or the name of a designee, including the filings of all MAAs, applications for Reimbursement Approvals, other Regulatory Submissions, all Post-Marketing Activities, and any other meetings, communications, and correspondence with any Regulatory Authority in the Territory related to the Licensed Product (the “Regulatory Activities”). KalVista may perform the Regulatory Activities itself or through any other Third Party designee, provided that KalVista will require that such Third Party designee perform the Regulatory Activities that they are engaged to perform in compliance with this Agreement and Applicable Law in the Territory. Notwithstanding the engagement of such Third Party designee, KalVista will remain primarily liable to Kaken for the performance of all of the Regulatory Activities hereunder. KalVista will be fully responsible and liable for any breach of the terms of this Agreement by such Third Party designee to the same extent as if KalVista itself has committed any such breach.
3.1.2.
Regulatory Assistance. Each Party will cooperate fully and in a timely manner to assist the other Party in its efforts to prepare and submit any Regulatory Submissions to obtain, support, or maintain Regulatory Approvals and Reimbursement Approval for the Licensed Product in the Territory, including by providing to the other Party all data, records, reports and documentation related to the Licensed Product generated by or on behalf of such Party or its Affiliates (which assistance and data generation must be in accordance with Applicable Law and requirements and standards by the FDA) as well as any necessary samples and materials as provided in Section 12.4 (Data Exchange and Use), in each case, (a) with respect to Kaken, as necessary for Kaken to exercise its rights or perform its obligations under this Agreement, and (b) with respect to KalVista, as necessary for KalVista to exercise its rights or perform its obligations under this Agreement and otherwise to Exploit the Licensed Products outside of the Territory. [*]. If any materials are required to be submitted in any Regulatory Submission only in Japanese, Kaken will have no obligation to translate such materials to English, provided that Kaken will, if requested, provide a high level summary of the contents of such data, results, and supporting documentation in English.
3.2.
Filings and Correspondence.
3.2.1.
Regulatory Submissions. Subject to the terms of this Agreement, KalVista will be responsible for the preparation and submission of all Regulatory Submissions for the Licensed Product in the Field in the Territory. KalVista will provide Kaken with an opportunity to review and comment on all Regulatory Submissions to be submitted to any Regulatory Authority in the Territory by or on behalf of KalVista for the Licensed Product in the Field in the Territory. KalVista will consider in good faith and implement, all reasonable comments thereon from Kaken that are provided in a timely manner so as to meet the applicable submission or response deadline for such Regulatory Submission. Kaken will cooperate in order to assist KalVista in its efforts to prepare and submit those Regulatory Submissions that are required to obtain, support, or maintain any Regulatory Approvals or Reimbursement Approvals for the Licensed Product in the Field in the Territory.
3.2.2.
Correspondence with Authorities. Except as otherwise set forth in this Agreement, and without limiting Section 3.2.1 (Regulatory Submissions), to the extent related to the Licensed Product in the Field in the Territory, promptly following KalVista’s receipt, forwarding, or production thereof, KalVista will provide Kaken with (a) access to or copies of all material written or electronic correspondence and communications (other than Regulatory Submissions) received by KalVista or forwarded by KalVista, the Regulatory Authorities in the Territory, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by KalVista with the Regulatory Authorities in the Field in the Territory. If such written or electronic correspondence received from any such

Regulatory Authority relates to the prohibition or suspension of the supply of a Licensed Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a Licensed Product, then KalVista will notify Kaken and provide Kaken with copies of such written or electronic correspondence [*].
3.2.3.
Meetings with Regulatory Authorities. Except as otherwise set forth in this Agreement, KalVista will be responsible for all meetings, conferences, and discussions with Regulatory Authorities or other applicable Governmental Authorities related to the receipt of Regulatory Approval to Commercialize the Licensed Product in the Field in the Territory, including to Manufacture the Licensed Product for Commercialization in the Territory. KalVista will provide Kaken with written notice of any scheduled material meeting, conference, or discussion with a Regulatory Authority or other Governmental Authority in the Territory relating to the Licensed Product in the Field [*].
3.2.4.
Ownership of Regulatory Approvals. KalVista will have sole control over and decision-making authority with respect to the filing of all MAAs and applications for Reimbursement Approval for the Licensed Product in the Field in the Territory in its name or the name of a Third Party designee, and, subject to the rights granted to Kaken under Section 2.1 (License Grants to Kaken), and as between the Parties, KalVista will own all rights, title, and interests in and to all resulting Regulatory Approvals and Reimbursement Approvals for the Licensed Product in the Field in the Territory and all related Regulatory Submissions. KalVista will promptly inform Kaken [*] of (a) the filing of any MAA for the Licensed Product in the Field in the Territory, and (b) the receipt of any Regulatory Approval or Reimbursement Approval for a Licensed Product in the Field in the Territory.
3.2.5.
Transfer of Ownership of Regulatory Approvals. Notwithstanding the foregoing, and subject to, and in accordance with, Applicable Law and the requirements of any Regulatory Authority in the Territory, Kaken shall be entitled to request KalVista to transfer to Kaken, [*].
3.3.
Adverse Events Reporting.
3.3.1.
Adverse Event Reporting. [*], the Parties will notify each other in writing of the names and contact information of their respective employees or agents who are responsible for adverse experience reporting.
3.3.2.
Pharmacovigilance (PV) Agreement. [*], the Parties will enter into a written agreement setting forth worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product in the Field (the “PVA”). Kaken will not market, promote, sell, or otherwise Commercialize the Licensed Product unless and until the Parties enter into the PVA for the Licensed Product. The PVA will describe the obligations of each Party with respect to the coordination of collection, investigation, reporting, and exchange of information among the Parties concerning any adverse event experienced by a subject or patient, and the seriousness thereof, whether or not determined to be attributable to the Licensed Product, including any such information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) and will be sufficient to permit each Party and its Affiliates and licensees (as applicable) to comply with its legal obligations with respect thereto, including KalVista’s obligations as the owner or holder of Regulatory Approvals and Regulatory Submissions for such Licensed Product in the Territory. The PVA will also detail each Party’s responsibilities with respect to the maintenance of a safety database and each Party’s responsibilities for recalls and withdrawals of the Licensed Product inside and outside of the Territory. If required by changes in Applicable Law, the Parties will make appropriate updates to the PVA. Each Party will comply with its respective obligations under the PVA and cause its Affiliates to comply with such obligations and, with respect to Kaken, its Sublicensees and Subcontractors to comply with such obligations. Notwithstanding any provision to the contrary set forth in this Agreement or the PVA, KalVista and its Affiliates and licensees will have the right to disclose information related to the safety of the Licensed Product to the extent that such disclosure is required for such Party to comply with its obligations under Applicable Law or the safety requirements of the applicable Regulatory Authorities, provided that in each such event, [*] to the extent not prohibited by Applicable Law, KalVista will notify Kaken of such required disclosure and provide a draft of the full details of the disclosure to Kaken [*]. The Parties will cooperate with each other to address any safety-related inquiries or requests for safety assessment by any Regulatory Authority, including providing any necessary data or information in a timely manner. To the extent that there is a conflict between the terms of this Agreement and the terms of the PVA, the terms of the PVA will govern with respect to the subject matter set forth therein.
3.4.
Regulatory Audits. KalVista or its representatives will be entitled to conduct audits of safety and regulatory systems, procedures, practices, or records of Kaken or its Affiliates relating to the Licensed Product. With respect to any inspection of Kaken or its Affiliates by any Governmental Authority relating to the Licensed Product, Kaken will notify KalVista of such inspection (a) [*]; or (b) [*]. Kaken will promptly provide KalVista with all information related to any such inspection. KalVista will have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such regulatory inspection. Following any such regulatory inspection related to the Licensed Product in the Territory, Kaken will provide KalVista with (i) an unredacted copy of any findings, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to a Licensed Product) [*], and (ii) a written summary in English of any findings, notice, or report of a Governmental Authority related to such inspection (to the extent related to a Licensed Product) [*]. KalVista will have the final decision-making authority with respect to the content of any responses to Regulatory Authorities or other Governmental Authorities that relate to a Licensed Product in the Field in the Territory and will consider Kaken’s reasonable comments to such responses.

3.5.
Notice of Other Actions. In addition, each Party will promptly notify the other of any information that it receives regarding any threatened or pending action, inspection, or communication by or from a Third Party that would reasonably be expected to materially affect the Development or Commercialization of the Licensed Product in the Field in the Territory.

Article 4

DEVELOPMENT PROGRAM

4.1.
Development.
4.1.1.
General. Subject to the oversight of the JSC and the terms of this Agreement, KalVista, [*] unless otherwise agreed in writing by the Parties, will have sole control over and decision-making authority with respect to all Development activities for the Licensed Product inside and outside of the Territory, and Kaken will not perform any Development activities for the Licensed Product.
4.1.2.
Development Diligence Obligations. Subject to the terms of this Agreement and to Kaken’s satisfaction of its obligations hereunder, KalVista will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of a Licensed Product in the Territory.
4.1.3.
Additional Development. If, in order to obtain Regulatory Approval or Reimbursement Approval for the Licensed Product in the Territory, the PMDA or the MHLW requires additional Clinical Trials or other additional Development activities, as compared against KalVista’s Development Activities outside of the Territory for the Licensed Product (“Additional Development”), then the Parties will discuss, and the JSC will make determinations with respect to, such required activities, including the allocation of costs and expenses reasonably incurred by or on behalf of KalVista in the performance of such Additional Development. For further clarification, unless otherwise agreed by the JSC, KalVista shall be solely responsible for the performance of any of such Additional Development and acknowledges and agrees that Kaken’s cooperation in relation to such Additional Development shall be strictly limited to sharing a reasonable part of the costs and expenses reasonably incurred by or on behalf of KalVista as determined by the JSC.

Article 5

MANUFACTURING

5.1.
Supply by KalVista.
5.1.1.
Commercial Supply. [*] the Parties will enter into a commercial supply agreement (together with the corresponding Quality Agreement, the “Supply Agreement”) for the supply to Kaken of filled and finished Licensed Product with all Approved Labeling for the Licensed Product in the Field in the Territory, pursuant to which Kaken will purchase exclusively from KalVista its requirements of the same as necessary for Kaken to Commercialize the Licensed Product in the Field in the Territory. For clarity, KalVista’s supply obligation shall be limited to the dosage and form of the Licensed Product for which Regulatory Approval is received in the Territory. The terms of the Supply Agreement will be consistent with the terms of this Agreement (including the terms of this Article 5 (Manufacturing)) and the terms of other similar supply agreements between KalVista and its CMOs, to the extent applicable to the supply of the Licensed Product in the Field in the Territory for Commercialization purposes.

KalVista will, [*], (a) obtain, maintain, and keep all necessary licenses, approvals, permits, and authorizations required by Applicable Law to supply to Kaken the Licensed Product for use in the Field in the Territory in accordance with the Supply Agreement and Applicable Law, (b) Manufacture and supply to Kaken the Licensed Product in accordance with cGMP, the Supply Agreement, and Applicable Law, and (c) otherwise supply the Licensed Product in accordance with the Supply Agreement.

5.1.2.
Supply Price. The Supply Agreement will provide that the supply price to be charged to Kaken for Licensed Product in the Territory (for each applicable period, the “Supply Price”) will be as set forth in Section 8.2 (Supply Price).
5.2.
Product Tracking in the Territory. Kaken will, [*], maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Product in the Territory.
5.3.
Shortages As will be more fully set forth in the Supply Agreement, as long as KalVista supplies to Kaken the Licensed Product for use in the Territory, in the event of a shortage of the Licensed Product, KalVista, without prejudice to any remedies and rights granted to Kaken under the Supply Agreement, will allocate available supply of the affected Licensed Product on a pro rata basis between Kaken on one hand and KalVista and its other licensees on the other hand, in each case, based on the demand for such Licensed Product in the Territory as compared to demand for such Licensed Product in all countries outside of the Territory.

Article 6

COMMERCIALIZATION

6.1.
Commercialization Responsibilities. Subject to oversight of the JSC and the other terms of this Agreement and except as otherwise set forth in this Agreement, Kaken, [*], will have sole responsibility with respect to any Commercialization activities for the Licensed Product in the Field in the Territory. Kaken will conduct all Commercialization of the Licensed Product in the Field in the Territory in accordance with the Marketing Plan for such Licensed Product, the terms of this Agreement, and any other written agreement between the Parties with respect to the subject matter set forth herein.
6.2.
Commercialization Diligence Obligations. Kaken will use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in the Territory and to meet the Performance Targets by the applicable date for the achievement thereof set forth in the Marketing Plan.
6.3.
Marketing Plans. [*]

6.4.
Coordination of Commercialization Activities. The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Licensed Product inside and outside of the Territory (other than pricing for the Licensed Product inside and outside of the Territory, the responsibilities for which are set forth in Section 6.5 (Pricing; Reimbursement Approvals)). Accordingly, the Parties will coordinate such activities through the JSC where appropriate, which coordination may include communications regarding product positioning.
6.5.
Pricing; Reimbursement Approvals. KalVista, itself or through a Third Party designee, will have the right to seek Reimbursement Approval and prior to a final pricing determination by Kaken, express its opinion on Kaken’s determination of the price of the Licensed Product sold in the Field in the Territory, and Kaken will have the right to determine the price of the Licensed Product sold in the Field in the Territory; including any and all discount and rebate strategies and other economic arrangements relating to the Licensed Product in the Field in the Territory. KalVista, itself or through its designee, will have the right to seek Reimbursement Approval and determine the price of the Licensed Product sold outside of the Territory and in the Territory outside of the Field, including all discount and rebate strategies and other economic arrangements relating to the Licensed Product outside of the Territory and in the Territory outside of the Field, and Kaken will not have the right to direct, control, or approve the price of the Licensed Product sold outside of the Territory or in the Territory outside of the Field. Kaken will provide reasonably requested assistance in connection with obtaining Reimbursement Approval for the Licensed Product in the Field in the Territory, including, if required by Applicable Law, to submit any application for Reimbursement Approval or other Regulatory Submission in Kaken’s name as reasonably requested by KalVista. KalVista will keep Kaken timely informed on the status of any application for Reimbursement Approval for the Licensed Product in the Field in the Territory and matters related to market access, discount and rebate strategies~~,~~ and other pricing related matters for the Licensed Product in the Field in the Territory, including any discussion with any Regulatory Authority or other Governmental Authority with respect thereto.
6.6.
Diversion. Kaken will not and will ensure that its Affiliates, Subcontractors, and Sublicensees do not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Product to any Third Party or to any address or Internet Protocol address or the like outside of the Territory, including via the Internet or mail order. Notwithstanding any provision to the contrary set forth in this Agreement, KalVista will have the right to attend conferences and meetings of congresses inside and outside of the Territory and to promote and market (i.e., raise awareness, generate interest, and encourage sales) the Licensed Product in the Territory to Third Party attendees at such conferences and meetings, subject to this Section 6.6 (Diversion) and compliance with Applicable Law in the Territory, including the PMD Act (including related regulations, ordinances and guidelines), IFPMA code, fair competition code, and JPMA code of practice; provided that KalVista will coordinate its presence at any such conference or meeting with Kaken. Kaken will not engage, nor permit its Affiliates to engage, in any advertising or promotional activities relating to the Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any country or jurisdiction outside of the Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction outside of the Territory. If Kaken or its Affiliates receive any order for any Licensed Product from a prospective purchaser located in a country or jurisdiction outside of the Territory, then Kaken will immediately refer that order to KalVista and will not accept any such orders. Kaken will not, and will cause its Affiliates to not, deliver or tender (or cause to be delivered or tendered) any Licensed Product to Third Parties for use outside of the Territory.

6.7.
Advertising and Promotional Materials. [*] after the Effective Date and thereafter on a regular basis from time to time, KalVista will provide to Kaken those Promotional Materials, marketing plans, medical presentations, and other communications tools developed by KalVista for the Licensed Products outside the Territory, to be adapted by Kaken for use in the Field in the Territory. [*]. Kaken will not use, and will cause its Affiliates, Sublicensees, and Subcontractors not to use, any Promotional Materials with respect to the Licensed Product that have not been approved in writing by KalVista.
6.8.
Product Trademarks.
6.8.1.
Global Brand Elements. Kaken acknowledges that KalVista may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Product on a global basis (such branding elements, collectively, the “Global Brand Elements”). Subject to the terms and conditions of this Agreement, KalVista will and hereby does grant Kaken the exclusive right to use and have used, in accordance with this Agreement, such Global Brand Elements solely in connection with the Commercialization of the Licensed Product in the Field in the Territory solely in accordance with the terms of this Agreement.
6.8.2.
Product Marks in the Field in the Territory. Subject to the terms and conditions of this Agreement, KalVista hereby grants Kaken an exclusive, royalty-free license to use and have used, such Product Marks solely in connection with the Commercialization of the Licensed Product in the Field in the Territory during the Term. KalVista will have the right to brand the Licensed Product in the Field in the Territory using those trademarks, logos, and trade names that it determines appropriate for such Licensed Product and that are consistent with KalVista’s Global Brand Elements (the “Product Marks”); provided that, to the extent possible, the Product Marks will be the same as the colors, logos, images, symbols, and trademarks used for Commercialization of the Licensed Product worldwide. Kaken will not use any trademarks of KalVista (including KalVista’s corporate name) or any trademark confusingly similar thereto, except as expressly permitted under this Agreement or otherwise, without KalVista’s prior written consent. When KalVista intends to change trade names for the Licensed Product sold in the Field in the Territory, KalVista shall promptly inform Kaken to that effect. KalVista shall register the Product Marks in the Field in the Territory and maintain trademark rights therefor and shall be responsible for all filing, prosecution, and defense for such Product Mark before the trademark office in the Territory, in each case, [*].
6.8.3.
Ownership. KalVista will be the sole and exclusive owner of all Product Marks and Global Brand Elements, including all trademark registrations and applications therefor and all goodwill associated therewith. To the extent Kaken acquires any rights, title, or interests in or to any Product Mark or Global Brand Element (including any trademark registration or application therefore or goodwill associated with any Product Mark), Kaken will assign the same to KalVista in accordance with Section 13.3.4(d) (Assignment and Disclosure).

6.8.4.
Use. Kaken agrees that it and its Affiliates will Commercialize each of the Licensed Products in the Field in the Territory in a manner consistent with the Global Brand Elements and will, only to the extent applicable with respect to the Product Marks or Global Brand Elements under Applicable Law in the Territory: (a) ensure that all Licensed Products that are being sold by Kaken or its Affiliates or Sublicensees in the Territory bearing the Product Marks and Global Brand Elements are of a high quality and consistent with KalVista’s internal quality standards and that are consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Global Brand Elements and Product Marks by or on behalf of Kaken and its Affiliates is accompanied by an acknowledgement that such Global Brand Elements and Product Marks are owned by KalVista; (c) not use such Global Brand Elements or Product Marks in a way that might prejudice their distinctiveness or validity or the goodwill of KalVista therein and includes the trademark registration symbol ® or ™ as appropriate; (d) not use any trademarks or trade names so resembling any of such Global Brand Elements or Product Marks as to be likely to cause confusion or deception; and (e) place and display the Global Brand Elements and the Product Marks on and in connection with the Licensed Product in a way that acknowledges KalVista’s role in discovering the Licensed Product and that such Licensed Product is under license from KalVista. To the extent permitted by Applicable Law, Kaken will include the words “Discovered and developed by KalVista” in relevant scientific, medical, and other Licensed Product-related communications, or such other similar text provided by KalVista and reasonably acceptable to Kaken.
6.9.
Sales Reports. Commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made in the Territory, within fifteen (15) days after the end of each Calendar Quarter, Kaken will provide KalVista with a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product basis (each, a “Sales Report ”): (a) the quantity and the amount of Net Sales of each Licensed Product sold by Kaken and its Affiliates in the Territory for each month of such Calendar Quarter, including any deductions used to determine such Net Sales; and (b) the aggregate annual Net Sales of each Licensed Product sold in such Calendar Quarter.
6.10.
Ex-Territory Information. KalVista will provide updates to the JSC of any material updates related to the Licensed Products that occur outside the Territory, including any sales activity, regulatory statuses or other issues, in each case, to the extent that such updates would reasonably be expected to impact Kaken’s Commercialization activities for the Licensed Product in the Field in the Territory.

Article 7

GOVERNANCE

7.1.
Alliance Managers. Each Party will appoint an individual to act as its alliance manager under this Agreement [*] (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC meetings, in each case, as a non-voting member. An Alliance Manager may also bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other Party.
7.2.
Joint Steering Committee.
7.2.1.
Formation and Purpose of JSC. [*], the Parties will establish a joint steering committee (the “JSC”) to monitor and coordinate the Development, Commercialization and Regulatory Activities of the Licensed Product in the Field in the Territory. The JSC will be composed of [*] and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least ten (10) days prior to the next scheduled meeting of the JSC. Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Representatives may be represented at any meeting by another person designated by the absent representative. KalVista will designate one of its JSC representatives as one of the co-chairpersons of the JSC and Kaken will designate one of its members as the other co-chairperson of the JSC. Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the timeframes set forth hereunder.
7.2.2.
JSC Roles and Responsibilities. The responsibilities of the JSC will be to:

[*]

7.2.3.
Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information [*]; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

7.2.4.
Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less than bi-annually, unless otherwise agreed by the Parties. All meetings will be conducted in English unless otherwise agreed by the Parties. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method; provided that at least one meeting each Calendar Year will be conducted in person at a location selected alternatively by KalVista and Kaken or such other location as the Parties may agree. [*]. The Alliance Managers will jointly prepare and circulate minutes for each JSC meeting [*] and will ensure that such minutes are reviewed and approved by their respective companies [*].
7.3.
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives (which may include legal counsel), to attend a meeting of the JSC (in a non-voting capacity), if such participants have expertise that is relevant to the planned agenda for such JSC meeting; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party [*] and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 9 (Confidentiality; Publication). Notwithstanding any provision to the contrary set forth in this Agreement, if the other Party objects in good faith to the participation of such Third Party in such meeting due to a bona fide concern regarding competitively sensitive information that is reasonably likely to be discussed at such meeting (i.e., a consultant that also provides services to a Third Party with a Competitive Product), then such Third Party will not be permitted to participate in such meeting (or the portion thereof during which such competitively sensitive information is reasonably likely to be discussed).
7.4.
Decision-Making.
7.4.1.
General Process. The JSC will only have the powers expressly assigned to it in this Article 7 (Governance) and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement. All decisions of the JSC will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party). No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached [*]. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 7.4 (Decision‑Making), including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 7.2.2 (JSC Roles and Responsibilities) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 7.4 (Decision-Making) or in Section 7.5 (Resolution of JSC Disputes).
7.4.2.
Decisions of the JSC. [*].

7.5.
Resolution of JSC Disputes.
7.5.1.
Referral to Executive Officers. If a Party makes an election under Section 7.4.2 (Decisions of the JSC) to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, which election must be made [*], then the Parties will each submit in writing the respective positions of the Parties to the Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.
7.5.2.
Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any such matter referred to them [*], then such dispute (“JSC Dispute”) shall be resolved through the following procedures:
(a)
Expert Opinion. Except for the matters set forth in Section 7.5.2(b) (Kaken Decisions) or Section 7.5.2(c) (KalVista Decisions), neither Party will have final decision-making authority over any matter within the decision-making authority of the JSC, including the approval of the Performance Targets included in the Marketing Plan. If the JSC is unable to agree on such matter (except for the Minimum Sales Targets, which shall be determined in accordance with Section 6.3 (Marketing Plans)) with the unanimous agreement of the Parties [*], then the Parties will endeavor to agree to engage, at their equal cost, a competent Third Party consulting firm, marketing research company, or other expert (as applicable) (the “Expert”) to provide its written opinion on the relevant matter (the “Expert Opinion”). The Expert shall be an individual with sufficient experience for the relevant matter at issue, who (i) has not worked for or been engaged by either Party or its Affiliates prior to selection of such individual, and (ii) does not own equity or debt in either Party or its Affiliates. [*], the Expert will deliver the Expert Opinion to the Parties, which will be final and binding upon the Parties.
(b)
Kaken Decisions. Kaken will have final decision-making authority with respect to Kaken’s engagement of Subcontractors, except as otherwise set forth under Section 2.3.1 (Right to Subcontract), and all matters for the Licensed Product within the decision-making authority of the JSC that solely relate to the Commercialization of the Licensed Product in the Field in the Territory (including approval of any Marketing Plan or update thereto and the price of the Licensed Product, all discount and rebate strategies and other economic arrangements as described in Section 6.5 (Pricing; Reimbursement Approvals) (other than the approval of any Performance Targets included in any Marketing Plan),) so long as such matter (i) would not be reasonably expected to have any material financial consequence to KalVista or to impact the Exploitation of such Licensed Product outside of the Territory (including safety impacts, regulatory or legal impacts, impacts on any Global Brand Strategy, any Development or Manufacturing activities conducted by or on behalf of KalVista, or any impact on the ownership, prosecution, validity, enforceability, or enforcement of any KalVista Technology), and (ii) is not reasonably likely, in KalVista’s reasonable discretion, to give rise to any safety concerns with respect to the Licensed Product.

(c)
KalVista Decisions. KalVista will have the final decision-making authority on all matters with respect to the Licensed Product within the decision-making authority of the JSC that (i) (A) relate to the Development or Manufacture of the Licensed Product, including with respect to regulatory and pricing strategy for any such Licensed Product, (B) would be reasonably expected to have any material financial consequence to KalVista or to impact the Exploitation of such Licensed Product outside of the Territory (including safety impacts, regulatory or legal impacts, impacts on any Global Brand Strategy, any Development or Manufacturing activities conducted by or on behalf of KalVista, or any impact on the ownership, prosecution, validity, enforceability, or enforcement of any KalVista Technology), or (C) are reasonably likely, in KalVista’s reasonable discretion, to give rise to any safety concerns with respect to the Licensed Product; and (ii) relate to the approval of Publications under Section 9.6 (Publications).
7.5.3.
Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, no decision of the JSC or a Party’s Executive Officer (in the exercise of a Party’s final decision‑making authority on any such matters), in each case, may (a) result in a material increase in the other Party’s obligations, costs, or expenses under this Agreement, unless, in each case, such actions are reasonably necessary for KalVista to comply with Applicable Law as the Territory Sponsor or as the owner and holder of any Regulatory Submission, Regulatory Approval, or Reimbursement Approval, as applicable, for the Licensed Product, (b) take or decline to take any action that would be reasonably likely to result in a violation of any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party (including any agreement pursuant to which KalVista Controls any Licensed Technology) or would be reasonably likely to result in the infringement or misappropriation of intellectual property rights of any Third Party, or (c) conflict with this Agreement, any Supply Agreement, any PVA, or any other agreement between the Parties related to the subject matter set forth herein.
7.6.
No Harmful Actions. If KalVista believes that Kaken is taking or intends to take any action with respect to the Licensed Product that could have a material adverse impact upon the regulatory status of the Licensed Product outside of the Territory or in the Territory or the global pricing of the Licensed Product, then, in each case, KalVista may bring the matter to the attention of the JSC and the JSC will discuss in good faith a resolution to such concern.

Article 8
PAYMENTS

8.1.
Upfront Payment. As consideration for the rights and licenses granted by KalVista to Kaken under this Agreement, [*] after the later of (a) the Effective Date and (b) Kaken’s receipt from KalVista of an invoice and all completed tax documents in full compliance with Applicable Laws and regulations reasonably required to be filed with tax authorities in the Territory to reduce or release KalVista’s tax liability and reduce or release Kaken’s obligation to withhold Taxes under the applicable bilateral income tax treaty for the amount payable to KalVista under this Section 8.1 (Upfront Payment), Kaken will pay to KalVista, by wire transfer of immediately available funds, a non-refundable, non-creditable upfront payment [*] (the “Upfront Payment”).

8.2.
Supply Price.
8.2.1.
Prior to First NHI Price. Prior to receipt of the First NHI Price, the Supply Price for all Licensed Product supplied by or on behalf of KalVista to Kaken for use in the Territory will be the Fully Burdened Manufacturing Cost of such Licensed Product plus [*] (as calculated per three hundred (300) mg dose, the “Pre-Approval Price”).
8.2.2.
After Receipt of the First NHI Price. The Supply Price for all Licensed Product supplied by or on behalf of KalVista to Kaken for use in the Territory following receipt of the First NHI Price and thereafter until the expiration of the Initial Term will be as set forth in Table 8.2.2, on a Licensed Product-by-Licensed Product basis, subject to (a) any Revised NHI Price in accordance with Section 8.2.4 (Revision of the NHI Price); and (b) any reductions as further set forth in Section 8.2.6 (Supply Price Reductions) (the “Initial Term Price”).

Table 8.2.2 INITIAL TERM PRICE
	[*]	[*]
Initial Term Price	[*]	[*]
* NHI Prices set forth by the MHLW are inclusive of consumption tax.

8.2.3.
True-Up. [*]. KalVista will have the right to invoice Kaken for the True-Up Payment at any time following receipt of the First NHI Price, and Kaken will pay to KalVista a payment in the amount of the True-Up Payment [*] following receipt of invoice therefor.
8.2.4.
Revision of the NHI Price. Notwithstanding the final sentence of Section 8.2.2 (After Receipt of the First NHI Price), during the Initial Term and thereafter, in the event of a revision to the NHI Price (the “Revised NHI Price”), the Supply Price shall be updated as of the effective date of the revision to the NHI Price (“NHI Price Renewal Effective Date”) based on the Revised NHI Price using the percentage set forth in Table 8.2.2, in which “First NHI Price” shall be read as “Revised NHI Price” (the “New Supply Price”). [*].
8.2.5.
Following Expiration of the Initial Term. If, prior to the expiration of the Initial Term, Kaken gives notice to KalVista that it wishes for the Term to continue following the expiration of the Initial Term, then (a) the Parties will negotiate in good faith and agree upon a new Supply Price for each Licensed Product supplied following the expiration of the Initial Term, and (b) unless and until the Parties so agree upon a Supply Price for Licensed Product supplied following the expiration of the Initial Term, the Supply Price for all Licensed Product so supplied to Kaken will be reduced by [*] of the Initial Term Price, or if the Supply Price was reduced pursuant to Section 8.2.6 (Supply Price Reductions During the Initial Term), maintain the Supply Price in effect following application of the reduction set forth in such section.

8.2.6.
Supply Price Reductions During Initial Term.
(a)
Valid Claim Expiration. Subject to Section 8.2.6(c) (Cumulative Reduction Floor), on a Licensed Product-by-Licensed Product basis, if there is Valid Claim Expiration in the Territory during the Initial Term, then, commencing on Kaken’s receipt of the first invoice for the Licensed Product after the date of such Valid Claim Expiration and for all Calendar Quarters thereafter during which any Valid Claim Expiration applies, the Supply Price for Licensed Product to be paid by Kaken to KalVista will be reduced by [*]; provided that if such Licensed Product (including any use thereof that is on the approved label in such region or manufacture thereof) subsequently becomes Covered by a Valid Claim of the Licensed Patent Rights or Joint Arising Patent Rights Covering the composition of matter or method of use of such Licensed Product or the Manufacture, use, Commercialization, or importation of such Licensed Product in the Territory prior to either (i) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in the Territory; or (ii) the expiration of Regulatory Exclusivity with respect to such Licensed Product, then the Supply Price applicable to Licensed Product supplied by KalVista to Kaken will no longer be subject to the aforementioned reduction beginning at the commencement of the first Calendar Quarter after the date on which the relevant patent issues.
(b)
Loss of Exclusivity Reduction. Subject to Section 8.2.6(c) (Cumulative Reduction Floor), on a Licensed Product-by-Licensed Product basis, if during any Calendar Quarter during the Initial Term, there is Loss of Market Exclusivity for such Licensed Product in the Territory, then the Supply Price for Licensed Product supplied by KalVista to Kaken for use in the Territory in such Calendar Quarter will be reduced by [*] of the applicable Supply Price that would otherwise be owed, for so long as the Loss of Market Exclusivity continues during the Initial Term for the Licensed Product in the Territory. Kaken will promptly notify KalVista of the occurrence of Loss of Market Exclusivity, which notice will specify the applicable Generic Products and applicable Indication and a calculation result with respect to the Loss of Market Exclusivity.
(c)
Cumulative Reduction Floor. In no event will the aggregate amount of Supply Price payments due to KalVista for a Licensed Product in the Territory in any given Calendar Quarter during the Initial Term for such Licensed Product in the Territory be reduced to less than [*] of the amount that otherwise would have been due and payable to KalVista in such Calendar Quarter for such Licensed Product in the Territory but for the reductions set forth in Section 8.2.6(a) (Valid Claim Expiration) and Section 8.2.6(b) (Loss of Exclusivity Reduction).

8.3.
Milestone Payments.
8.3.1.
Regulatory Milestone Events and Payments. In the event of the achievement of the regulatory milestone event for the Licensed Product set forth below in Table 8.3.1, [*] after receipt of an invoice from KalVista, Kaken will pay to KalVista a one-time corresponding regulatory milestone payment as set forth below in Table 8.3.1 (the regulatory milestone event set forth in Table 8.3.1, the “Regulatory Milestone Event,” and the regulatory milestone payment set forth in Table 8.3.1, the “Regulatory Milestone Payment”).

Table 8.3.1 – REGULATORY MILESTONES
Milestone Event	Regulatory Milestone Payment (in U.S. Dollars)
Receipt of Regulatory Approval from PMDA and Reimbursement Approval from MHLW for the first Licensed Product in the Territory, if the First NHI Price is less than [*] per 300mg dose	[*]
Receipt of Regulatory Approval from PMDA and Reimbursement Approval from MHLW for the first Licensed Product in the Territory, if the First NHI Price is greater than or equal to [*] per 300mg dose	[*]

8.3.2.
Sales Milestone Events and Payments. In the event of achievement of each sales milestone event for the Licensed Product set forth below in Table 8.3.2, [*] after receipt of an invoice from KalVista to be issued after the end of the relevant Calendar Quarter in which the sales milestone event was achieved, Kaken will pay to KalVista a one-time corresponding sales milestone payment as set forth below in Table 8.3.2 (the sales milestone event set forth in Table 8.3.2, the “Sales Milestone Event,” and the sales milestone payment set forth in Table 8.3.2, the “Sales Milestone Payment”). If in a given Calendar Quarter during the Term more than one of the Sales Milestone Events set forth in Table 8.3.2 below is achieved, then Kaken will pay to KalVista a separate Sales Milestone Payment with respect to each such Sales Milestone Event that is achieved for the first time in such Calendar Quarter.

Table 8.3.2 – SALES MILESTONES
Milestone Event	Sales Milestone Payment (in Japanese Yen)
First Calendar Year in which aggregate annual Net Sales of a Licensed Product in the Territory exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of a Licensed Product in the Territory exceed [*]	[*]

8.3.3.
Payment One Time on the First Occurrence of Milestone Event. Notwithstanding any other provision of this Agreement: (a) each Regulatory Milestone Payment shall be payable one (1) time only on the first occurrence of the applicable Regulatory Milestone Event, regardless of the number of Licensed Products with respect to which the applicable Regulatory Milestone Event may be achieved; and (b) each Sales Milestone Payment shall be payable one (1) time only on the first occurrence of the applicable Sales Milestone Event.
8.3.4.
Reporting on Milestone Achievement. Kaken shall provide written notice to KalVista of the occurrence of any Regulatory Milestone Event and any Sales Milestone Event [*].
8.4.
Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, [*], each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts [*], and any disputed amounts owed by a Party will be paid [*].
8.5.
No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.
8.6.
Accounting Standards. If a Party changes its general accounting principles from the then-current standard (e.g., from JGAAP to IFRS) at any time during the Term, then [*], such Party will provide written notice to the other Party of such change.
8.7.
Payments to Third Parties. Subject to Section 12.3 (Third Party In-Licenses), each Party will be solely responsible for any payments due to Third Parties under any agreement entered into by each Party prior to or after the Effective Date.
8.8.
Currency; Exchange Rate. All payments to be made by Kaken to KalVista or KalVista to Kaken under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by KalVista or Kaken, as applicable. Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate officially announced by Mizuho Bank for the last day of the Calendar Quarter in which the applicable payment obligation became due and payable.
8.9.
Blocked Payments. If by reason of Applicable Law in any country or region, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country or region to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party [*], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.
8.10.
Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [*] percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by Applicable Law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.

8.11.
Financial Records and Audits. Kaken will maintain complete and accurate records in sufficient detail to permit KalVista to determine a Loss of Market Exclusivity, and to confirm the accuracy of the amount of Sales Milestones and other amounts payable under this Agreement. Upon reasonable prior notice, such records will be open during regular business hours for a period of [*] from the creation of individual records for examination by an independent certified public accountant selected by KalVista and reasonably acceptable to Kaken for the sole purpose of verifying the accuracy of the financial reports furnished by Kaken pursuant to this Agreement or of any payments made, or required to be made, by Kaken pursuant to this Agreement; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable Kaken’s Confidential Information that are at least as stringent as those set forth in Article 9 (Confidentiality; Publication). Such audit will not be (a) performed more frequently than [*] during the Term or once during the [*] period after the expiration or termination of this Agreement or (b) conducted [*] more than [*] after the end of such Calendar Year. Such auditor will not disclose Kaken’s Confidential Information to KalVista or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Kaken or the amount of payments by Kaken under this Agreement. Kaken will pay any amounts shown to be owed to KalVista but unpaid [*], plus interest (as set forth in Section 8.10 (Late Payments)) from the original due date. KalVista will bear the full cost of such audit unless such audit reveals an underpayment by Kaken of more than [*] of the amount actually due for the time period being audited, in which case Kaken will reimburse KalVista for the reasonable audit fees for such examination.
8.12.
Taxes.
8.12.1.
Taxes on Income. Except as set forth in this Section 8.12 (Taxes) or Section 8.12.5 (VAT Credits), each Party will be solely responsible for the payment of any and all Taxes levied on account of all payments it receives under this Agreement.
8.12.2.
Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Law and use reasonable efforts to minimize Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by each Party to the other Party under this Agreement. To the extent either Party (the “Paying Party”) is required to deduct and withhold Taxes on any payment to the other Party (the “Recipient”), the Paying Party will (a) pay the amount of such Taxes to the proper Governmental Authority in a timely manner, and (b) promptly transmit to the Recipient an official tax certificate or other evidence of such payment sufficient to enable the Recipient to claim such payment of Taxes on the Recipient’s applicable tax returns. The Paying Party will provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient and will provide the Recipient with a commercially reasonable period of time to claim an exemption or reduction in otherwise applicable Taxes. The Recipient will provide the Paying Party any tax forms that may be reasonably necessary in order for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, to the extent the Paying Party is legally able to do so. The Recipient will use reasonable efforts to provide any such tax forms to the Paying Party in advance of the due date. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Paying Party if the Paying Party is the Party bearing such withholding Tax under this Section 8.12 (Taxes). In addition, the Parties will cooperate in accordance with Applicable Law to minimize indirect Taxes (such as VAT, sales tax, consumption tax, and other similar Taxes) in connection with this Agreement. In the event of any inconsistency between this Section 8.12 (Taxes) and Section 8.12.5 (VAT Credits), Section 8.12.5 (VAT Credits) will take precedence.
8.12.3.
Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, if the Paying Party assigns, transfers, or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by Applicable Law with respect to payments under this Agreement is increased, then any amount payable to the Recipient under this Agreement will be increased to take into account such withheld Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Recipient receives an amount equal to the sum it would have received had no such withholding been made.
8.12.4.
Returns. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and any conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, will be borne and paid by the Paying Party. The Paying Party will prepare and timely file all tax returns required to be filed in respect of any such Taxes. The Parties will reasonably cooperate in accordance with Applicable Law to minimize transfer Taxes in connection with this Agreement.
8.12.5.
VAT Credits. All payments due to KalVista from Kaken pursuant to this Agreement will be paid without any deduction for any VAT that Kaken may be required to pay to any tax authorities in the Territory. KalVista will use reasonable efforts to assist Kaken to minimize and obtain all available exemptions from such VAT or other taxes, but if applicable, Kaken will pay any such VAT to the proper taxing authorities upon receipt of a valid VAT invoice (where such invoice is required under local VAT laws). If Kaken is required to pay or KalVista is required to report, any such VAT, then Kaken will increase the amount of any and all payments under this Agreement upon which such VAT is due as may be necessary so that after making any payments in respect of any such VAT, KalVista receives an amount equal to the sum that it would have received had no such VAT been required to be paid on such amount. Kaken will promptly provide to KalVista applicable receipts evidencing payment of such VAT and other documentation reasonably requested by Kaken.

Article 9

CONFIDENTIALITY; PUBLICATION

9.1.
Duty of Confidence. Subject to the other provisions of this Article 9 (Confidentiality; Publication):
9.1.1.
except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for [*];
9.1.2.
the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;
9.1.3.
the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;
9.1.4.
a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, and, to the extent engaged in accordance with this Agreement, Subcontractors and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates, licensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement. Each Party will remain responsible for any failure by its Affiliates, Sublicensees and Subcontractors, and its and its Affiliates’, Sublicensees’ and Subcontractors’ respective employees, directors, officers, agents, consultants, attorneys, accountants, banks, investors, advisors, and contractors, in each case, to treat such Confidential Information as required under this Section 9.1 (Duty of Confidence) (as if such Affiliates, licensees, employees, directors, officers agents, consultants, advisors, attorneys, accountants, banks, investors, and contractors were Parties directly bound to the requirements of this Section 9.1 (Duty of Confidence)); and
9.1.5.
each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.
9.2.
Confidential Information. Subject to the provisions of Section 9.3 (Exemptions), the Licensed Know-How, excluding the Joint Arising Know-How, will be the Confidential Information of KalVista. The terms of this Agreement and the Joint Arising Know-How will be the Confidential Information of both Parties. Except as provided in Section 9.4 (Authorized Disclosures) and Section 9.7 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.

9.3.
Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:
9.3.1.
is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;
9.3.2.
is generally available to the public before its receipt from the Disclosing Party;
9.3.3.
became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosures in breach of this Agreement;
9.3.4.
is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or
9.3.5.
is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.4.
Authorized Disclosures.
9.4.1.
Permitted Circumstances. Notwithstanding the obligations set forth in Section 9.1 (Duty of Confidence) and Section 9.6 (Publications), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:
(a)
(i) the Patent Prosecution of Licensed Patent Rights as contemplated by this Agreement; or (ii) Regulatory Submission and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Licensed Product in accordance with the rights and obligations of the applicable Party under this Agreement;
(b)
disclosure of this Agreement, its terms, and the status and results of Exploitation of the Licensed Product to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty monetization transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth Article 9 (Confidentiality; Publication) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;
(c)
such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission, the rules of the Tokyo Stock Exchange, or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 9.4.1(c) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 9 (Confidentiality; Publication) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least ten (10) years (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 9.4.1(c) (Permitted Circumstances);
(d)
with respect to KalVista as Disclosing Party, to the extent necessary to comply with the DRI Agreement; provided that such Persons to whom KalVista disclosed Kaken’s Confidential Information hereunder are bound by obligations of confidentiality and non-use that are at least as stringent as those set forth in this Article 9 (Confidentiality; Publication) and further provided that KalVista shall be liable hereunder for any breach of such obligations by such Persons; or
(e)
disclosure pursuant to Section 9.6 (Publications) and Section 9.7 (Publicity; Use of Name).
9.4.2.
Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, in each case of a disclosure to be made pursuant to Section 9.4.1(b) or Section 9.4.1(c) (Permitted Circumstances) by Kaken, where some or all of the terms of this Agreement are to be disclosed, Kaken will provide to KalVista a redacted version of the applicable terms of this Agreement to be made in connection with any such disclosure, and Kaken will not disclose or provide any redacted version hereof that has not been approved in writing by KalVista. Subject to the foregoing, but notwithstanding any other provision to the contrary set forth in this Agreement, if Kaken is required or permitted to make a disclosure of KalVista’s Confidential Information pursuant to Section 9.4.1 (Permitted Circumstances), then Kaken will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to KalVista of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.
9.5.
Tax Treatment. Nothing in Section 9.1 (Duty of Confidence) or 9.4 (Authorized Disclosures) will limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income Tax treatment and the U.S. or foreign income Tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other Tax analyses) relating to such Tax treatment or Tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.
9.6.
Publications. Kaken may publicly present or publish any Clinical Trial or Commercialization data, non-clinical or preclinical data, or any associated results, data, or conclusions generated by or on behalf of Kaken pursuant to this Agreement in the Territory (each such proposed presentation or publication, a “Publication”) solely if such Publication is in accordance with a written global publication and communication strategy with respect to the Licensed Product as reviewed, discussed, and approved by the JSC and updated by the JSC from time to time during the Term (the “Publication and Communication Strategy”), and subject to the additional limitations set forth in this Section 9.6 (Publications). If Kaken desires to publicly present or publish a Publication in accordance with the foregoing sentence that is in accordance with the Publication and Communication Strategy, then Kaken will provide KalVista through the JSC with a copy of such proposed Publication [*] prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). Kaken agrees that Kaken will not submit or present any Publication until (a) KalVista has provided written comments during such Review Period on the material in such Publication, or (b) the applicable Review Period has elapsed without written comments from KalVista, in which case Kaken may proceed and the Publication will be considered approved in its entirety. If Kaken receives written comments from KalVista on any Publication during the applicable Review Period, then Kaken will consider KalVista’s comments in good faith and incorporate such comments where appropriate. Notwithstanding any provision to contrary set forth in this Agreement, Kaken will (i) delete any Confidential Information of KalVista that KalVista identifies for deletion, (ii) delete any Clinical Trial data, results, conclusions, or other related information for a Licensed Product, the publication of which KalVista determines, in its sole discretion, would conflict with KalVista’s global publication strategy with respect to the Licensed Product, and (iii) delay such Publication for a period [*] to enable KalVista to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication. Kaken agrees to acknowledge the contributions of KalVista and the employees of KalVista, in each case, in all Publications as scientifically appropriate. Kaken will require its Affiliates to comply with the obligations of this Section 9.6 (Publications) as if they were Kaken, and Kaken will be liable for any non-compliance of such Persons.

If KalVista wishes to publicly present or publish a Publication, then KalVista will provide Kaken through the JSC with a copy of such proposed Publication [*] prior to the earlier of (a) its intended presentation; or (b) intended submission for publication (such applicable period, the “Check Period”) to allow Kaken to review the Publication and request the deletion of any Confidential Information of Kaken. KalVista agrees that KalVista will not submit or present any Publication until (i) Kaken has provided written confirmation of check completion during such Check Period on the material in such Publication; or (ii) the applicable Check Period has elapsed without written notice from Kaken, in which case KalVista may proceed and the Publication will be considered approved in its entirety. If KalVista receives written notice from Kaken that the Publication contains Confidential Information of Kaken during the applicable Check Period, then KalVista will delete any and all Confidential Information of Kaken that Kaken identifies for deletion or delay publication of such Publication for a period not to exceed [*] to allow Kaken to file appropriate patent protections.

9.7.
Publicity; Use of Names.
9.7.1.
Press Release. The Parties have agreed on separate press releases announcing this Agreement, each as set forth on Schedule 9.7.1 (Press Release), to be issued by the applicable Party on such date and time as may be agreed by the Parties. Other than the press releases set forth on Schedule 9.7.1 (Press Release) and the public disclosures permitted by this Section 9.7 (Publicity; Use of Names) and Section 9.4 (Authorized Disclosures), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information, other than that which is already in the public domain, and remains true, correct, and current, will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld). However, the Parties agree that after (a) a disclosure pursuant to Section 9.7 (Publicity; Use of Names) or Section 9.4 (Authorized Disclosures) or (b) the issuance of a press release (including the initial press releases) or other public announcement pursuant to this Section 9.7.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein. Similarly, after a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate website (or any website managed by such Party in connection with a Clinical Trial for a Licensed Product, as appropriate) without the prior written consent of the other Party, so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein.
9.7.2.
Disclosures by KalVista. Notwithstanding any provision to the contrary set forth in this Agreement, KalVista has the right to publicly disclose (in written, oral, or other form): (a) the achievement of Milestone Events under this Agreement (including the payment and timing of any such Milestone Event) to the extent required under Applicable Law; (b) any information relating to any Clinical Trial for a Licensed Product, including the commencement, completion, material data, or key results, whether or not conducted under this Agreement; (c) the achievement of Regulatory Approval or Reimbursement Approval for a Licensed Product in the Territory; or (d) any other information related to the Licensed Products outside of the Territory.
9.7.3.
Use of Names. [*]. Except as permitted under this Section 9.7 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Kaken will use the KalVista’s corporate name in the form and format provided or otherwise approved by KalVista in all publicity relating to this Agreement, including the initial press release and all subsequent press releases. Kaken will include explanatory text such as “Discovered and developed by KalVista” in all publicity, promotion, news releases, or disclosures relating to the Licensed Product, or such other similar text provided by KalVista and reasonably acceptable to Kaken.
9.8.
Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Section 9.8 (Attorney-Client Privilege) will apply with respect to a Dispute between the Parties (including their respective Affiliates).

Article 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1.
Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date as follows:
10.1.1.
It is a corporation or limited company duly organized, validly existing, and, as applicable, in good standing under the laws of the jurisdiction of its organization, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

10.1.2.
It has not been Debarred/Excluded and no proceeding that could result it in being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Licensed Product, any employee, Sublicensee, Subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.
10.1.3.
All consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.
10.1.4.
This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
10.1.5.
Neither it nor any of its Affiliates is, at present, (a) an Anti-Social Force; or (b) a person for whom five (5) years have not yet passed since they ceased to be an Anti-Social Force, and it does not have any: (i) relationship by which its management is considered to be controlled by Anti-Social Forces; (ii) relationship by which Anti-Social Forces are considered to be substantially involved in its management; (iii) relationship by which it is considered to unlawfully utilize Anti-Social Forces for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party; (iv) relationship by which it is considered to offer funds or provide benefits to Anti-Social Forces; or (v) officers or persons that are substantially involved in its management having socially condemnable relationships with Anti-Social Forces.
10.2.
Representations and Warranties of KalVista. KalVista represents and warrants to Kaken as of the Effective Date as follows:
10.2.1.
It has the right under the Licensed Technology to grant to Kaken the licenses set forth in this Agreement, and it has not granted any license or other right under the Licensed Technology that is inconsistent with the licenses granted to Kaken hereunder and the Licensed Technology is not encumbered by any other lien, option, or encumbrance that is or would be inconsistent with the licenses granted to Kaken hereunder.
10.2.2.
With respect to any such Licensed Patent Right identified on Schedule 1.100 (Licensed Patent Rights) as being owned by KalVista, KalVista solely and exclusively owns all rights, title, and interests in and to such Licensed Patent Rights, which are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

10.2.3.
All Licensed Patent Rights issued in the Territory as of the Effective Date are, to KalVista’s Knowledge, subsisting, valid, in full force and effect and enforceable.
10.2.4.
To KalVista’s Knowledge as of the Effective Date, the Commercialization of the Licensed Product in the Field in the Territory to be carried out by Kaken in accordance with this Agreement will not infringe any Patent Rights of any Third Party.
10.2.5.
Except for the DRI Agreement, neither KalVista nor any of its Affiliates is a party to any agreement with a Third Party pursuant to which KalVista or any of its Affiliates is obligated to pay any amount to a Third Party for the practice or use of any intellectual property rights with respect to KalVista’s or its Affiliates’ Exploitation of Licensed Products in the Field pursuant to this Agreement.
10.2.6.
There is no pending or, to KalVista’s Knowledge, threatened (in writing) litigation, adverse actions, suits, proceedings, judgments, orders, decrees or settlements against or owed by KalVista or any of its Affiliates, nor has KalVista received any written notice from any Third Party asserting or alleging that the Exploitation of a Licensed Product prior to the Effective Date in the Field in or for the Territory infringed or misappropriated the intellectual property rights of such Third Party.
10.2.7.
To KalVista’s Knowledge, no Third Party is infringing or misappropriating (or threatening the same for) any Licensed Technology or Product Marks in the Field in the Territory.
10.2.8.
There are no legal claims, judgments, or settlements against or owed by KalVista or any of its Affiliates, or pending or, to KalVista’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations that would impact KalVista’s ability to enter into this Agreement or the transactions contemplated herein or to perform its obligations hereunder.
10.2.9.
Schedule 1.100 (Licensed Patent Rights) sets forth a true and complete list of all Licensed Patent Rights Covering the Licensed Products in the Field in the Territory that have been issued or that have been applied for and are pending issuance with any Governmental Authority.
10.2.10.
All information provided by KalVista during the pre-contractual due diligence, including all information provided in response to due diligence requests in connection with the subject matter of this Agreement, is truthful, and, to KalVista’s Knowledge complete and accurate, and KalVista has not failed to disclose to Kaken any fact or circumstance known to KalVista or any of its Affiliates and relating to any of the Licensed Products that would be reasonably material to Kaken in connection with this Agreement or the transactions contemplated herein.

10.2.11.
To KalVista’s Knowledge, KalVista obtained all necessary assignments from the inventors of all inventorship rights relating to the Licensed Patent Rights, or assignments by operation of Applicable Law, and all such assignments of inventorship rights are valid and enforceable with the applicable inventors having been paid all amounts owing for their inventions as required by Applicable Law or contract.
10.2.12.
No Licensed Technology in the Territory is subject to any funding agreement with, or obligation to, any Governmental Authority.
10.2.13.
To KalVista’s Knowledge, no significant quality or safety issues are or have been identified that would affect the Commercialization of the Licensed Product in the Field in the Territory, and all Licensed Products supplied to Kaken are consistent with industry standards for global pharmaceutical and biologic therapeutic products.
10.2.14.
To KalVista’s Knowledge, no circumstances that might cause difficulties in the supply of the Licensed Product to Kaken are or have been identified.
10.2.15.
To KalVista’s Knowledge, neither KalVista nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of KalVista or any of its Affiliates:
(a)
has taken any action in violation of any applicable Anti-Corruption Laws; or
(b)
has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(i)
influencing any act or decision of any Public Official in his or her official capacity;
(ii)
inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;
(iii)
securing any improper advantage; or
(iv)
inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
10.2.16.
To KalVista’s Knowledge, no Royalty Monetization Partner is at present, (a) Anti-Social Forces or (b) a person for whom five years have not passed since ceasing to be Anti-Social Forces, or have any: (i) relationship by which its management is considered to be controlled by Anti-Social Forces; (ii) relationship by which Anti-Social Forces are considered to be involved substantially in its management; (iii) relationship by which it is considered to unlawfully utilize Anti-Social Forces for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party; (iv) relationship by which it is considered to offer funds or provide benefits to Anti-Social Forces; or (v) officers or persons that are substantially involved in its management having socially condemnable relationships with Anti-Social Forces.
10.3.
Representations and Warranties of Kaken. Kaken represents and warrants to KalVista as of the Effective Date as follows:
10.3.1.
There are no legal claims, judgments, or settlements against or owed by Kaken or any of its Affiliates, or pending or, to Kaken’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations that would impact or have an impact on Kaken’s ability to enter into this Agreement or the transactions contemplated herein or to perform its obligations hereunder.
10.3.2.
Kaken has sufficient financial wherewithal to (a) perform all of its obligations set forth under this Agreement, and (b) meet all of its obligations that come due in the ordinary course of business.
10.3.3.
Kaken has sufficient technical, regulatory, and commercial expertise to perform all of its obligations pursuant to this Agreement, including all Commercialization activities with respect to the Licensed Product in the Field in the Territory as contemplated under this Agreement.
10.3.4.
To its Knowledge, neither Kaken nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Kaken or any of its Affiliates:
(a)
has taken any action in violation of any applicable Anti-Corruption Laws; or
(b)
has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(i)
influencing any act or decision of any Public Official in his or her official capacity;
(ii)
inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;
(iii)
securing any improper advantage; or
(iv)
inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

10.3.5.
None of the officers, directors, or employees of Kaken or of any of its Affiliates or agents acting on behalf of Kaken or any of its Affiliates, in each case, that are employed or reside outside the United States, is a Public Official.
10.4.
Covenants of KalVista. KalVista covenants to Kaken that:
10.4.1.
In the course of performing its obligations or exercising its rights under this Agreement, it will comply with all Applicable Law, and will not employ or engage, and if so employed and engaged, will thereafter terminate any Person who has been Debarred/Excluded (including any Subcontractor), or is the subject of any proceedings that could result in such Person being Debarred/Excluded.
10.4.2.
Notwithstanding any provision to the contrary in this Agreement, KalVista agrees as follows:
(a)
It will not, in the performance of activities under this Agreement, perform any actions that are prohibited by any Anti-Corruption Laws that may be applicable to one or both Parties.
(b)
It will not, in the performance of activities under this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws.
(c)
It will, [*], verify in writing that to its Knowledge, there have been no violations of Anti-Corruption Laws by it or its Affiliates, or persons employed by or Subcontractors used by it or its Affiliates in the performance of this Agreement, or will provide details of any exception to the foregoing.
(d)
It will not (i) license, assign, transfer, or otherwise convey any right, title or interest in, to or under the KalVista Technology; or (ii) otherwise grant any rights under the KalVista Technology, in each case ((i) and (ii)), to any Third Party, in any way that would conflict with the licenses and rights granted to Kaken under this Agreement; provided that nothing herein will restrict KalVista from granting a security over its rights under this Agreement with prior written notice to Kaken of any grant of security to the extent related to the licenses granted to Kaken hereunder. KalVista will not grant any security interest over its rights under this Agreement in a manner that imposes or would impose any obligation or burden on Kaken.
(e)
It will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Section 10.4.2 (Covenants of KalVista) in order to document or verify compliance with the provisions of this Section 10.4 (Covenants of KalVista), and upon request of Kaken upon reasonable advance notice, will provide Kaken or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 10.4 (Covenants of KalVista).

10.5.
Covenants of Kaken. Kaken covenants to KalVista that:
10.5.1.
In the course of performing its obligations or exercising its rights under this Agreement, it will comply with all Applicable Law, and will not employ or engage, and if so employed and engaged, will thereafter terminate any Person who has been Debarred/Excluded (including any Subcontractor), or is the subject of any proceedings that could result in such Person being Debarred/Excluded.
10.5.2.
Notwithstanding any provision to the contrary in this Agreement, Kaken agrees as follows:
(a)
It will not, in the performance of activities under this Agreement, perform any actions that are prohibited by any Anti-Corruption Laws that may be applicable to one or both Parties.
(b)
It will not, in the performance of activities under this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws.
(c)
It will, [*], verify in writing (in KalVista’s format) that to its Knowledge, there have been no violations of Anti-Corruption Laws by it or its Affiliates, or persons employed by or Subcontractors used by it or its Affiliates in the performance of this Agreement, or will provide details of any exception to the foregoing.
(d)
It will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Section 10.5 (Covenants of Kaken) in order to document or verify compliance with the provisions of this Section 10.4 (Covenants of Kaken), and upon request of KalVista upon reasonable advance notice, will provide KalVista or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 10.5 (Covenants of Kaken).
10.6.
NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 10 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), (A) NO REPRESENTATION, CONDITION, OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF KALVISTA OR KAKEN; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT. ANY INFORMATION PROVIDED BY KALVISTA OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

10.7.
Compliance with Laws. Kaken understands and acknowledges that KalVista is subject to regulation by Governmental Authorities in the U.S., including the U.S. Department of Commerce and the U.S. Treasury Department’s Office of Foreign Assets Control, both of which regulate the import, export, and diversion of certain products and technology from and to certain countries. Any and all obligations of KalVista to provide the Licensed Product, as well as any other technical information or assistance, and all rights on the part of Kaken to perform its obligations hereunder, will be subject in all respects to such Applicable Law in the U.S. as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including regulations promulgated under Executive Order No. 12924 of August 19, 1994 issued pursuant to the President’s authority under the International Emergency Economic Powers Act, Title 50 U.S. C., Chapter 35, Section 1701 et seq. and those contained in Title 31, Part 500 of the U.S. Code of Federal Regulations. Kaken will cooperate with KalVista including providing required documentation, in order to comply with any and all Applicable Law in the U.S., Kaken will comply with all Applicable Law in the U.S. governing exports in effect from time to time that are applicable to KalVista as if such laws and regulations were applicable to Kaken. If any rights or obligations hereunder are or become illegal or the subject of sanctions or restrictions, then KalVista will have the right, in its sole discretion, to terminate, without penalty and immediately upon written notice, the provisions of this Agreement which in KalVista’s sole discretion relate to such restrictions.
10.8.
Limitation on Claims. Except in the case of any fraud or intentional misrepresentation by a Party: (a) the representations and warranties of the Parties contained in Section 10.1 (Representations and Warranties of Each Party), Section 10.2 (Representations and Warranties of KalVista), and Section 10.3 (Representations and Warranties of Kaken) will survive until the date that is [*] after the Effective Date, (b) no claim may be made or suit instituted alleging breach or seeking indemnification pursuant to Article 10 (Representations, Warranties, and Covenants) for any breach of, or inaccuracy in, any representation or warranty contained in Section 10.1 (Representations and Warranties of Each Party), Section 10.2 (Representations and Warranties of KalVista), or Section 10.3 (Representations and Warranties of Kaken) unless a written notice is provided to the Indemnifying Party at any time prior to the date that is [*] following the Effective date, and (c) after such [*] period, no Party may bring any claim against the other Party arising from or relating to such other Party’s breach of such representations and warranties.

Article 11

INDEMNIFICATION

11.1.
By Kaken. Kaken will indemnify, defend, and hold harmless KalVista and its Affiliates, and their respective directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “KalVista Indemnitees”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from or relating to [*].
11.2.
By KalVista. KalVista will indemnify, defend, and hold harmless Kaken, its Affiliates, and their directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Kaken Indemnitees”) from and against all Losses incurred in connection with any Third Party Claims to the extent from or relating to [*].
11.3.
Indemnification Procedure. If either Party is seeking indemnification under Section 11.1 (Indemnification; By Kaken) or Section 11.2 (Indemnification; By KalVista) (the “Indemnified Party”), then it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations within [*] after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified

Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. [*]. If the Parties cannot agree as to the application of Section 11.1 (Indemnification; By Kaken) or Section 11.2 (Indemnification; By KalVista) as to any Third Party Claim, pending resolution of the Dispute pursuant to Article 14 (Dispute Resolution), then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 (Indemnification; By Kaken) or Section 11.2 (Indemnification; By KalVista), as applicable, upon resolution of the underlying Third Party Claim.
11.4.
Insurance. Each Party will procure and maintain [*] the last commercial sale of any Licensed Product for which it is responsible, commercial general liability insurance, including coverage for product liability, with coverage limits of not less than [*] per occurrence and [*] in the aggregate. Each Party will provide the other Party with evidence of such insurance promptly following execution by both Parties of this Agreement, upon request, and prior to expiration of any one coverage. Each Party will provide the other Party with written notice [*] to the cancellation or non-renewal of, or material changes in, such insurance. Such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).

Article 12

INTELLECTUAL PROPERTY

12.1.
Inventions.
12.1.1.
Ownership. As between the Parties, (a) KalVista will solely own all Licensed Technology, all Know-How, other than Joint Arising Know-How, developed or invented during the Term solely by KalVista’s or its Affiliates’, licensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to KalVista or any Affiliate of KalVista in the performance of activities under this Agreement or any activities related to Exploitation of the Licensed Product inside or outside of the Territory (“KalVista Arising Know-How”) and all Patent Rights that Cover any such Know-How (“KalVista Arising Patent Rights” and together with the KalVista Arising Know-How, the “KalVista Arising Technology”), (b) Kaken will solely own all Kaken Technology, including all Know-How, other than Joint Arising Know-How, developed or invented during the Term solely by Kaken or its Affiliates’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Arising Know-How to Kaken or any Affiliate of Kaken (“Kaken Arising Know-How”) and all Patent Rights that Cover any such Know-How (“Kaken Arising Patent Rights”), and (c) the Parties will jointly own all Joint Arising Technology. Subject only to the rights expressly granted to the other Party under this Agreement, each Party, as between such Party and the other Party, will own all rights, title, and interests in and to any Know-How that is invented, conceived, discovered, created, or otherwise developed by or on behalf of such Party (or its Affiliates) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patent Rights and other intellectual property rights with respect thereto. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.
12.1.2.
Disclosure. Kaken will promptly disclose to KalVista all Inventions within the Arising Know-How that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to Kaken by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Kaken will also promptly respond to reasonable requests from KalVista for additional information relating thereto. [*], KalVista will notify Kaken of any Licensed Patent Rights that have come into KalVista’s Control during such Calendar Year.
12.1.3.
Practice Under and Other Use of Joint Arising Technology. Subject to the rights granted under and the restrictions set forth in this Agreement (including the licenses granted under Article 2 (Licenses) and the restrictions set forth in Section 2.72.7 (Exclusivity Covenant)), each Party will be entitled to the free use and enjoyment of all Joint Arising Technology and neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Arising Technology by reason of joint ownership thereof. Each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Arising Technology, the other Party will grant consent promptly upon request. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Arising Technology and will obtain the cooperation of the individual inventors of any such Joint Arising Technology.
12.2.
CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, Kaken may not invoke the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) (the “CREATE Act”) when exercising its rights under this Agreement without the prior written approval of KalVista. If Kaken intends to invoke the CREATE Act, then it will notify KalVista and if agreed by the Parties, then KalVista will cooperate and coordinate its activities with Kaken with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.
12.3.
Third Party In-Licenses.
12.3.1.
KalVista Identified Rights. KalVista will remain solely responsible for the payment of all royalties, license fees, milestone payments, and other payment obligations under all agreements relevant to the Licensed Product entered into by KalVista prior to the Effective Date. [*].
12.3.2.
Kaken Identified Rights. [*].

12.3.3.
Third Party IP Agreements. [*].
12.3.4.
Responsibility for Costs. [*].
12.4.
Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 3.3 (Adverse Events Reporting), Kaken will, upon a reasonable request from KalVista, promptly provide to KalVista, as designated by KalVista, in such request, copies of any data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans) that are reasonably useful for obtaining, supporting, or maintaining Regulatory Approval or any Reimbursement Approval, as applicable, of any Licensed Product outside the Territory Controlled by Kaken that are generated by or on behalf of Kaken or its Affiliates, Sublicensees, or Subcontractors, if applicable, in connection with the performance of any Commercialization activities for each Licensed Product. Kaken will also provide, in English, a high level summary of the contents of such data, results, and supporting documentation. KalVista and its designees will have the right to use and reference such data and results provided by Kaken for the purpose of obtaining, supporting, or maintaining Regulatory Approval or any Reimbursement Approval, as applicable, of any Licensed Product outside of the Territory or in the Territory outside of the Field, without additional consideration.
12.5.
Patent Prosecution.
12.5.1.
Licensed Patent Rights.
(a)
Right to Prosecute. As between the Parties, KalVista will have the right to control the Patent Prosecution of all Licensed Patent Rights (including the Joint Arising Patent Rights) (the “KalVista Prosecuted Patent Rights”) throughout the world. Kaken will obtain any necessary assignment documents for KalVista with respect to the Patent Prosecution of such Patent Rights, to render all signatures that will be necessary for such patent filings, and to assist KalVista in all other ways that are reasonably necessary for the issuance of such Patent Rights as well as for the Patent Prosecution of such Patent Rights. [*].
(b)
Review and Consult. KalVista will consult with Kaken and keep Kaken reasonably informed of the Patent Prosecution of the KalVista Prosecuted Patent Rights in the Territory and will provide Kaken with material correspondence received from any patent authority in the Territory in connection therewith. In addition, KalVista will provide Kaken with drafts of proposed material filings in the Field in the Territory and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the KalVista Prosecuted Patent Rights in the Territory for Kaken’s review and comment prior to the submission of such proposed filings and correspondence. KalVista will consider Kaken’s comments on Patent Prosecution in good faith and will incorporate such comments where appropriate and KalVista will take into consideration Kaken’s commercial strategy in the Territory relating to the Licensed Product, but will have final decision-making authority under this Section 12.5.1(b) (Review and Consult).
(c)
Abandonment. If KalVista decides that it is no longer interested in the Patent Prosecution of a particular KalVista Prosecuted Patent Rights in the Territory during the Term, then KalVista will promptly provide written notice to Kaken of such decision [*] before any such KalVista Prosecuted Patent Rights would become abandoned. Kaken may, upon written notice to KalVista, assume the Patent Prosecution of such Patent Right in KalVista’s name (or in the joint name of the Parties in the case of Joint Arising Patent Rights). In such event, [*] of the Patent Prosecution of such Patent Right and may, at its own discretion, cease the Patent Prosecution and abandon such Patent Right without needing to obtain KalVista’s consent.
12.5.2.
Kaken Patent Rights.
(a)
Right to Prosecute. As between the Parties, Kaken will have the right to control the Patent Prosecution of all Kaken Patent Rights throughout the world [*].
(b)
If Kaken decides that it is no longer interested in the Patent Prosecution of a particular Kaken Patent Right during the Term, then Kaken will promptly provide written notice to KalVista of such decision at least forty-five (45) days before any such Kaken Patent Rights would become abandoned. KalVista may, upon written notice to Kaken, assume the Patent Prosecution of such Kaken Patent Right in Kaken’s name [*].
12.5.3.
Cooperation. Each Party will provide the other Party with all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 12.5 (Patent Prosecution), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
12.6.
Patent Enforcement.
12.6.1.
Notice. Each Party will notify the other Party within ten (10) Business Days after becoming aware of any alleged or threatened infringement in the Territory by a Third Party product that is competitive with any Licensed Product of any of the Licensed Patent Rights, and any related declaratory judgment, adversarial Patent Prosecution proceedings, or equivalent action alleging the invalidity, unenforceability, or non-infringement of such Patent Rights (collectively “Product Infringement”).
12.6.2.
First Right and Step-In for Product Infringement.
(a)
KalVista First Right. KalVista will have the first right to bring and control any legal action to enforce KalVista Prosecuted Patent Rights against any Product Infringement in the Territory as it reasonably determines appropriate [*], and KalVista will consider in good faith the interests of Kaken in such enforcement of such Licensed Patent Rights.
(b)
Step-In Rights. If KalVista (a) decides not to abate the applicable Product Infringement in the Territory or to file an action to abate such Product Infringement in the Territory, (b) fails to do so [*] after a written request from Kaken to do so, or (ii) [*] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, or (c) discontinues or decides that it is no longer interested in the prosecution of any such action after filing without abating such infringement, then, in either case, Kaken will have the right to institute, prosecute, and control, or assume in KalVista’s name, the enforcement [*], against such Product Infringement in the Territory as it reasonably determines appropriate, which right will be limited to Product Infringements in the Field and, if required by Applicable Law, KalVista shall permit any action under this Section 12.6 (Patent Enforcement) to be brought in its name, including being joined as a party; provided that (i) KalVista does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party), and (ii) Kaken will not enter into any settlement admitting the invalidity of, or otherwise impairing, of any such Patent Rights without the prior written consent of KalVista, such consent not to be unreasonably withheld, conditioned or delayed.
12.6.3.
Cooperation. At the request of the Party bringing an action related to a Product Infringement, the other Party will, at the expense of such Party bringing the action, provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Law to pursue such action. In the event that Kaken institutes or assume in KalVista’s name the enforcement against the applicable Product Infringement after KalVista discontinues or decides that it is no longer interested in the prosecution of an action to abate such Product Infringement pursuant to Section 12.6.2 (First Right and Step-In for Product Infringement), KalVista shall, upon Kaken’s request, provide Kaken with all documents and materials related to the action Controlled by KalVista or its Affiliate to the extent permitted by Applicable Law, related to the Licensed Products, and to the extent that providing such information would not compromise any attorney-client privilege.
12.6.4.
Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Product Infringement in the Territory will be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses will be split as follows:
(a)
In the event that KalVista brings enforcement action pursuant to Section 12.6.2(a) (KalVista First Right), (a) [*] will be paid to KalVista and (b) [*] will be paid to Kaken; and
(b)
In the event that Kaken brings or assumes in KalVista’s name such enforcement action pursuant to Section 12.6.2(b) (Step-In Rights), (a) [*] will be paid to Kaken; and (b) [*] will be paid to KalVista.
12.7.
Infringement of Third Party Rights.
12.7.1.
Notice. If any Licensed Product used or sold by each Party or its Affiliates becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the Territory that are owned or controlled by such Third Party, then such Party will promptly notify the other Party [*] after receipt of such claim or assertion and will include in such notice a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. [*].
12.7.2.
Defense. [*].

12.8.
Patent Listings. With respect to patent listings in any patent listing system established by any applicable Regulatory Authority in the Territory during the Term that is similar to the FDA Orange Book, for issued patents for any Licensed Product in the Field, the Parties will agree which patents to list in such patent listing (a) prior to the submission of the first and any subsequent MAA for such Licensed Product in the Field in the Territory to such applicable Regulatory Authority, and (b) [*] after the receipt of the first and any subsequent Regulatory Approval in the Field in the Territory for such Licensed Product from such Regulatory Authority.
12.9.
Patent Term Extensions. With respect to any system for extending the term of Patent Rights in the Territory established by any applicable Regulatory Authority during the Term that is similar to the patent term extension system in the U.S., KalVista will be solely responsible for making all decisions regarding patent term extensions in the Territory, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to Licensed Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of a Licensed Product in the Territory; provided that KalVista will consult with Kaken with respect to such decisions and implement the reasonable comments and concerns of KalVista.
12.10.
Patent Marking. Except as required to comply with Applicable Law and in such case upon advanced written notice to KalVista, Kaken will not change the labeling or patent markings on Licensed Products as supplied to Kaken or its designee in accordance with this Agreement by KalVista or its Affiliates or CMOs.

Article 13
TERM AND TERMINATION

13.1.
Term. This Agreement will be effective as of the Effective Date, and will continue in effect, on a Licensed Product-by-Licensed Product basis, until the expiration of the Initial Term; provided that this Agreement will automatically renew on a Licensed Product-by-Licensed Product basis for [*], subject to agreement by the Parties on a revised Supply Price for all periods during the Term following the expiration of the Initial Term in accordance with Section 8.2.5 (Following Expiration of the Initial Term), unless Kaken gives KalVista a written notice of its election to terminate the Agreement at least [*] (the “Term”). On a Licensed Product-by-Licensed Product basis, upon the expiration of the Initial Term, the license granted to Kaken under Section 2.1 (License Grants to Kaken) will become non-exclusive, fully paid-up, perpetual and irrevocable with respect to such Licensed Product, so long as at such time Kaken has paid to KalVista all amounts due under this Agreement in accordance with the terms hereof and is not at such time in breach of this Agreement.
13.2.
Termination.
13.2.1.
Termination Without Cause. Upon [*] prior written notice provided to KalVista, at any time after [*], Kaken may terminate this Agreement in its entirety for convenience and without cause.
13.2.2.
Termination for Cause. If (a) a Party materially breaches any of its material obligations under this Agreement; or (b) unless otherwise agreed by KalVista in writing, Kaken fails to achieve the Minimum Sales Target for a [*], for (in the case of either (a) or (b) above) any reason other than an Excused Reason (each a “Default” and (b) is referred to as the “Minimum Sales Default”), then the non-Defaulting Party may deliver notice of such Default to the other Party stating the cause and proposed remedy (“Default Notification”). The Parties stipulate and agree that (i) a material Default of Kaken’s obligations set forth under Section 2.7 (Exclusivity Covenant) or Section 6.1 (Commercialization Responsibilities) and (ii) any default under Kaken’s payment obligations set forth under Article 7 (Payments), in each case ((i) and (ii)), will be considered a Default under this Agreement for purposes of this Section 13.2.2 (Termination for Cause). For any Default arising from a failure to make a payment set forth in this Agreement, the allegedly Defaulting Party will have [*] from the receipt of the applicable Default Notification to cure such Default. For all Defaults other than a failure to make a payment as set forth in this Agreement, the allegedly Defaulting Party will have [*] from the date of the Default Notification to cure such Default, provided that if such Default is not reasonably capable of cure within such [*], but is capable of cure within [*] from the date of such Default Notification, then the Defaulting Party may submit, within [*] of such Default Notification, a reasonable cure plan to remedy such Default as soon as possible and in any event prior to the end of such [*] that is reasonably acceptable to the non-Defaulting Party, and, upon such submission, the [*] cure period will be automatically extended for so long as the Defaulting Party continues to use reasonable efforts to cure such Default in accordance with the cure plan, but for no more than [*]. If the Party receiving notice of Default fails to cure that Default within the applicable period set forth above, then the Party originally delivering the Default Notification may terminate this Agreement effective upon written notice of termination to the other Party. With respect to a Minimum Sales Default, Kaken will have the one-time right, to cure (i.e., to reset to zero) a Minimum Sales Default by paying to KalVista the amount calculated by multiplying the difference between the Minimum Sales Targets for each of [*] and the quantity of the Licensed Product actually sold by Seller during each of [*] by the then-current Supply Price per a Licensed Product within [*] after the receipt of the invoice issued by KalVista on or after the date of the Default Notification. For example, [*] to cure such Minimum Sales Default, which such payment would reset the counting of the consecutive number of Marketing Years for the purposes of the Minimum Sales Default to zero. For clarity, if Kaken exercises the foregoing one-time right to cure a Minimum Sales Default and subsequently commits another Minimum Sales Default, then Kaken may not cure such subsequent Minimum Sales Default and KalVista will have the right to terminate this Agreement in accordance with this Section 13.2.2 (Termination for Cause).
13.2.3.
[*]
13.2.4.
Cessation of Commercialization. Without limiting KalVista’s termination remedies under Section 13.2.2 (Termination for Cause), if Kaken and its Affiliates do not conduct any material Commercialization activities with respect to the Licensed Product in the Field in the Territory for a continuous period of longer than [*], and such suspension of activity is not: (a) contemplated in a written agreement of the Parties, (b) a result of Kaken’s reasonable response to guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a recall or withdrawal), or (c) solely due to KalVista’s misconduct or negligence, including its failure to supply such Licensed Product in accordance with the terms of the Supply Agreement (each of (a) through (c), an “Excused Reason”), then KalVista may, at its election, terminate this Agreement in its entirety upon [*] prior written notice to Kaken.
13.2.5.
Termination for Bankruptcy. To the extent permitted under Applicable Law, if at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party will have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon [*] written notice to the Bankrupt Party. It is agreed and understood that if the other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the other Party will continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, then the Bankrupt Party will not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets or (b) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, and such petition will not be dismissed within [*] after the filing thereof. Without limitation, the Bankrupt Party’s rights under this Agreement will include those rights afforded by 11 U.S.C. § 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) and any successor thereto. All payments to be made by Kaken under this Agreement or any ancillary agreement (such as any supply agreement), including the Supply Price, Upfront Payment and Milestone Payments, will be considered “royalties” for purposes of Section 365(n) of the U.S. Bankruptcy Code. If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. § 365(n) of the Bankruptcy Code, then the other Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. § 365(n) of the Bankruptcy Code, and any other Applicable Law.
13.2.6.
Termination for Safety or Regulatory Issues. In the event that Kaken determines that a safety or regulatory issue exists that materially and adversely affects Commercialization with respect to the Licensed Product in the Field in the Territory, Kaken may, at its election, terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis upon [*] prior written notice to KalVista.

13.2.7.
Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if Kaken or any of its Affiliates achieve any Milestone Events during the termination notice period, then the corresponding Milestone Payment is accrued and Kaken will remain responsible for the payment of such Milestone Payment even if the due date of such Milestone Payment occur after the effective date of the termination.
13.3.
Effect of Termination. Upon the termination (but not expiration) of this Agreement:
13.3.1.
Licenses. As of the effective date of termination of this Agreement, all licenses and all other rights granted by KalVista to Kaken under the Licensed Technology for the Licensed Product (other than any license(s) that have become fully paid-up, perpetual and irrevocable pursuant to Section 13.1 (Term)) will terminate (other than as reasonably necessary or useful for the performance of activities pursuant to this Section 13.3 (Effects of Termination)) and all sublicenses granted and Subcontractors engaged by Kaken pursuant to Section 2.3 (Subcontractors) with respect to the Licensed Product will also terminate. In the case of termination of this Agreement by Kaken pursuant Section 13.2.2 (Termination for Cause), or Section 13.2.5 (Termination for Bankruptcy), effective upon the effective date of termination of this Agreement (“Termination Date”), Kaken will grant to KalVista a worldwide, exclusive, royalty-bearing, and sublicensable (through multiple tiers) license under such Kaken Technology and all other intellectual property owned or Controlled by Kaken as of the Termination Date that are necessary or actually used to Exploit the Licensed Product. In such case, the Parties will negotiate in good faith the terms and conditions of the license, including reasonable consideration. Upon the termination of this Agreement for any other reason, KalVista will have, and Kaken hereby grants to KalVista, effective upon such termination, a worldwide, exclusive, fully-paid, royalty-free, perpetual, irrevocable, and sublicensable (through multiple tiers) license under all Kaken Technology and all other intellectual property owned or Controlled by Kaken as of the Termination Date that are necessary to Exploit the Licensed Product, which license KalVista may practice only in connection with Exploiting the Licensed Product in the Field.
13.3.2.
Assignment of Agreements. Kaken will assign to KalVista any Third Party IP Agreement pursuant to which Kaken then Controls any Kaken Identified Rights, if permitted under such Third Party IP Agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment). If such Third Party IP Agreement cannot be assigned to KalVista, then upon KalVista’s reasonable request, Kaken will maintain such Third Party IP Agreement and KalVista will pay to Kaken [*] of all payments due to the applicable Third Party under any such Third Party IP Agreement in consideration of the sublicense to KalVista and KalVista’s Exploitation of such Kaken Identified Rights. If Kaken is unable to sublicense any Kaken Identified Rights to KalVista pursuant to Section 13.3.1 (Effect of Termination; Licenses) without the consent of the Third Party, then Kaken undertakes, on request from KalVista, to use reasonable efforts to procure such licenses with respect to the Licensed Product on behalf of KalVista to the extent that it is able to do so, and KalVista will pay such fees and agree to be bound by the terms agreed between Kaken and the Third Party licensor.
13.3.3.
Appointment as Exclusive Distributor.

If Kaken is Commercializing any Licensed Product in the Territory as of the Termination Date, then, at KalVista’s election (in its sole discretion), either (a) Kaken will appoint KalVista or its designee as its exclusive distributor of such Licensed Product in the Territory and grant KalVista or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Kaken or any of its Affiliates and a Third Party; provided that KalVista will purchase any and all salable inventory of the Licensed Product held by Kaken or its Affiliates as of the effective date of termination with respect to such Licensed Product at a price equal to the Supply Price paid by Kaken for such Licensed Product, or (b) Kaken will have the continued right to sell the Licensed Product in the Territory from its inventory, and in the case of clause (ii), Kaken’s obligations under this Agreement with respect to the Licensed Product that Kaken sells will continue in full force and effect during such period.

13.3.4.
Assignment and Disclosure. To the extent requested by KalVista following the date that KalVista provides notice of termination of this Agreement, Kaken will promptly upon request (and in any event within [*] after the effective date of termination):
(a)
assign and transfer to KalVista or its designee all of Kaken’s rights, title, and interests in and to all clinical trial agreements (if any), distribution agreements, confidentiality and other agreements (in each case, to the extent assignable and not cancelled), Kaken Arising Know-How (including commercial information), in each case, relating to the Licensed Product and that are necessary for the Exploitation of the Licensed Product;
(b)
assign or amend, as appropriate, any agreements or arrangements with Third Party vendors (including distributors) with respect to the Licensed Product or, to the extent any such Third Party agreement or arrangement is not assignable to KalVista, reasonably cooperate with KalVista to arrange to continue to provide such services for a period of [*] after termination of this Agreement with respect to such Licensed Product to facilitate the orderly transition of all Commercialization and other activities then being performed by or on behalf of Kaken or its Affiliates for the Licensed Product to KalVista or its designee;
(c)
disclose to KalVista or its designee all documents, records, and materials related to the Licensed Product that are Controlled by Kaken or its Affiliates or that Kaken is able to obtain using reasonable efforts, and that embody the foregoing to the extent such disclosure does not breach or otherwise violate the terms of any arrangement or agreement with a Third Party;

(d)
assign and transfer to KalVista all rights, title, or interests in, to, and under any Product Mark or Global Brand Element (including any trademark registration or application therefore or goodwill associated with any Product Mark); provided that KalVista will pay to Kaken the fair market value consideration of such Product Marks and Global Brand Elements; and
(e)
assign and transfer to KalVista or its designee all of Kaken’s rights, title, and interests in and to any Promotional Materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to the Licensed Product and copyrights and any registrations for the foregoing.

Unless this Agreement is terminated by Kaken pursuant to Section 13.2.2 (Termination for Cause), Section 13.2.5 (Termination for Bankruptcy) or Section 13.2.6 (Termination for Safety or Regulatory Issues), Kaken will bear the costs and expenses associated with the assignments set forth in this Section 13.3.4 (Assignment and Disclosure). To the extent that any agreement or other asset described in this Section 13.3.4 (Assignment and Disclosure) is not assignable by Kaken, then such agreement or other asset will not be assigned, and upon the request of KalVista, Kaken will take such steps as may be necessary to allow KalVista to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Kaken has the right and ability to do so. For clarity, KalVista will have the right to request that Kaken take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in this Section 13.3.4 (Assignment and Disclosure).

13.3.5.
Know-How Transfer Support. In furtherance of the assignment of Know-How pursuant to Section 13.3.4 (Assignment and Disclosure), Kaken will, for a period of [*] from the effective date of termination of this Agreement, provide such consultation or other assistance as KalVista may reasonably request to assist KalVista in becoming familiar with such Know-How in order for KalVista to undertake further Exploitation of the Licensed Product, at an hourly rate of [*] plus reasonable out-of-pocket expenses incurred by Kaken or any of its Affiliates, in connection with such consultation or assistance.
13.3.6.
Inventory. If KalVista elects to request Kaken, or Kaken elects to appoint KalVista or its designee as its exclusive distributor pursuant to Section 13.3.3 (Appointment as Exclusive Distributor), Kaken will transfer to KalVista or its designee some or all inventory of the Licensed Product (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of Kaken or its Affiliates. Unless this Agreement is terminated by Kaken pursuant to Section 13.2.2 (Termination for Cause), Section 13.2.5 (Termination for Bankruptcy) or Section 13.2.6 (Termination for Safety or Regulatory Issues), Kaken will bear the costs and expenses associated with the assignments set forth in this Section 13.3.6 (Inventory).

13.3.7.
Wind Down and Transition. Kaken will be responsible, [*], for the wind-down of Kaken’s and its Affiliates’ activities with respect to the Licensed Product; provided that in the case of termination of this Agreement by Kaken pursuant to Section 13.2.2 (Termination for Cause) or Section 13.2.6 (Termination for Safety or Regulatory Issues), KalVista will reimburse Kaken for all costs and expenses incurred by or on behalf of Kaken with respect to such wind-down. Subject to Section 13.3.4 (Assignment and Disclosure) and Section 13.3.5 (Know-How Transfer Support), Kaken will, and will cause its Affiliates to, reasonably cooperate with KalVista to facilitate orderly transition of all Commercialization and other activities then being performed by or on behalf of Kaken or its Affiliates for the Licensed Product to KalVista or its designee, including reasonably cooperating with KalVista to transfer all Commercialization and other activities to KalVista or its designee and continuing to perform such activities on KalVista’s behalf for a period of [*] after termination of this Agreement with respect to such Licensed Product.
13.3.8.
Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Licensed Product that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding any provision to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
13.3.9.
Further Assistance. For a period of [*] following the termination of this Agreement, Kaken will provide any other assistance or take any other actions, in each case, reasonably requested by KalVista as necessary to transfer to KalVista all Exploitation of the Licensed Product at an hourly rate of [*] plus reasonable out-of-pocket expenses incurred by Kaken or any of its Affiliates, in connection with such assistance or other actions, and will execute all documents as may be reasonably requested by KalVista in order to give effect to this Section 13.3 (Effect of Termination), which will be considered as a part of the wind-down and whose costs will be borne by KalVista or Kaken as set forth under Section 13.3.7 (Wind Down and Transition).
13.3.10.
Alternative Remedy for Termination for Cause. In the event that Kaken has the right to terminate this Agreement pursuant to Section 13.2.2 (Termination for Cause), then, in lieu of exercising such termination right and upon Kaken’s written notice: the amount of any Milestone Payments and the Supply Price applicable to the Licensed Product shall be reduced by [*]; provided that, to the extent Kaken brings an action against KalVista for such material breach and Kaken is awarded damages as a result of such action: (a) the amount of such damages will be reduced by the amount, if any, of any reductions to such Milestone Payments and the Supply Price that Kaken has taken pursuant to this Section 13.3.10 (Alternative Remedy for Termination for Cause) at the time of such damages award; and (b) any reductions to the Milestone Payment and the Supply Price that Kaken is entitled to take pursuant to this Section 13.3.10 (Alternative Remedy for Termination for Cause) following such damages award shall be reduced by the amount, if any, of the awarded damages paid to Kaken as a result of such action.
13.4.
Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: [*].
13.5.
Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything to the contrary set forth in this Agreement, all other remedies will remain available except as expressly set forth herein.

Article 14
DISPUTE RESOLUTION

14.1.
General. The Parties recognize that a dispute may arise relating to this Agreement, including matters that may involve the Affiliates of any Party (a “Dispute”). Except as otherwise expressly set forth in this Agreement, any Dispute other than matters subject to resolution under Article 3 (Governance), will be resolved in accordance with this Article 14 (Dispute Resolution).
14.2.
Negotiation; Escalation. The Parties will negotiate in good faith [*] to settle any Dispute under this Agreement. Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Executive Officers for attempted resolution. If the Executive Officers are unable to resolve such Dispute within [*] after such Dispute is referred to them, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the country or region in which such Patent Rights or trademark rights were granted or arose), the Dispute will be subject to arbitration process in accordance with Section 14.3 (Arbitration).
14.3.
Arbitration. [*].
14.4.
Injunctive Relief. Notwithstanding the foregoing, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 14.2 (Negotiation; Escalation).
14.5.
Confidentiality. Any and all activities conducted under this Article 14 (Dispute Resolution), including any and all non‑public proceedings and decisions under Section 14.3 (Arbitration), will be the Confidential Information of each of the Parties, and will be subject to the terms of Article 9 (Confidentiality; Publication).

Article 15
MISCELLANEOUS

15.1.
Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding any provision to the contrary set forth in this Agreement, KalVista may assign its rights to receive payments under this Agreement to one or more Royalty Monetization Partners without the consent of Kaken (including as part of a royalty monetization transaction), and either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate of such Party, or (b) in whole to its successor-in-interest in connection with the sale or other transfer of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition, exclusive license, or similar transaction or series of related transactions. Any attempted assignment of this Agreement not in accordance with this Section 15.1 (Assignment) will be null, void, and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns.
15.2.
LIMITATION OF LIABILITY. [*], IN EACH CASE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.2 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT [*] (A) [*] (B) [*] (C) A CLAIM FOR FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.
15.3.
Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect, then the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal, or unenforceable provisions with valid, legal, and enforceable provisions that, insofar as practical, implement the purposes of this Agreement.
15.4.
Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to KalVista:

KalVista Pharmaceuticals, Ltd.

Porton Science Park, Bybrook Road, Porton Down, Wiltshire, SP4 0BF, United Kingdom

Attention: [*], Chief Executive Officer

with a copy to:

KalVista Pharmaceuticals, Inc.

55 Cambridge Parkway, Suite 901E Cambridge, MA 02141, USA

Attention: [*], General Counsel

Email: [*]

with a copy to (which will not constitute notice):

Ropes & Gray LLP

800 Boylston Street; Prudential Tower

Boston, MA 02199

Attention: [*]

Email: [*]

If to Kaken:

Kaken Pharmaceutical Co., Ltd.

20th Floor, Bunkyo Green Court

28-8, Honkomagome 2-chome, Bunkyo-ku

Tokyo 113-8650, Japan

Attention: General Manager, Head of Business Development

E-mail: [*]

Tel: [*]

with a copy to:

Atsumi & Sakai

Fukoku Seimei Bldg. (Reception :16th Floor)

2-2, Uchisaiwaicho 2-chome, Chiyoda-ku

Tokyo 100-0011, Japan

Attention: [*]

E-mail: [*]

Tel: [*]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth (5th) Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

15.5.
Governing Law. This Agreement, including any ancillary agreements, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations without giving effect to the conflicts of law provisions thereunder.
15.6.
Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party (other than obligations to make payments hereunder). Such excuse will continue only so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. When the force majeure no longer exists, the affected Party must promptly resume performance. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the non-performing Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, pandemic, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, failure of plant or machinery and act (or failure to act) of a government of any country or of any Governmental Authority (other than as a result of the non-performing Party’s failure to comply with Applicable Law). Notwithstanding any provision to the contrary set forth in this Agreement, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.
15.7.
Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each Party. The foregoing will not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Nondisclosure Agreement.
15.8.
Headings. The captions to the several Articles, Sections, and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.
15.9.
Independent Contractors. It is expressly agreed that KalVista and Kaken will be independent contractors and that the relationship between the two (2) Parties will not constitute a partnership, joint venture or agency. Neither KalVista nor Kaken will have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.
15.10.
Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
15.11.
Waiver. Any waiver of any provision of this Agreement will be effective only if in writing and signed by KalVista and Kaken. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.
15.12.
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
15.13.
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.14.
Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.
15.15.
Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.16.
Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
15.17.
Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and any non-English translation of this Agreement, this Agreement will prevail. Upon KalVista’s request, Kaken will provide all information, data, documents, and other materials to be provided to KalVista under this Agreement in English;
15.18.
Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License, Supply, and Distribution Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

KalVista Pharmaceuticals, Ltd.

By:	/s/ Benjamin L. Palleiko

Name:	Benjamin L. Palleiko

Title:	Chief Executive Officer

Kaken Pharmaceutical Co. Ltd.

By:	/s/ Hiroyuki Horiuchi

Name:	Hiroyuki Horiuchi

Title:	President and Representative Director

[Signature Page to License, Supply, and Distribution Agreement]

Schedule 1.98

Licensed Compound

[*]

Schedule 1.100

Licensed Patent Rights

[*]

Schedule 6.3

Baseball Arbitration

[*]

Schedule 9.7.1

Press Release